As filed with the Securities and Exchange Commission on March _, 2000

                           Registration No. 333-92299


         U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

                                AMENDMENT NO. ONE
                                       to
        FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ROEX, INC.
                   ----------------------------------------------
                  (Name of Small Business Issuer in its charter)

         California                        2833                   86-0888532
-----------------------------  ----------------------------   -----------------
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)     Classification No.)          Code Number)


      2801 BUSINESS CENTER DRIVE, SUITE 185 IRVINE, CA 92612 (949) 476-8675
      --------------------------------------------------------------------
        (Address and telephone number of Registrant's principal executive offices and principal place of business)


                    Rodney H. Burreson, President Roex, Inc.
                      2081 Business Center Drive, Suite 185
                                Irvine, CA 92612
           -----------------------------------------------------------
           (Name, address, and telephone number of agent for service)


                                   Copies to:

                            William B. Barnett, Esq.
                        Law Offices of William B. Barnett
                       15233 Ventura Boulevard, Suite 1110
                             Sherman Oaks, CA 91403

Approximate date of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statementfor the same offering. / /

If  this  Form is a  post-effective  amendment  filed  pursuant  to Rule  462(d)
underthe Securities Act, check the following box and list the Securities Actregistration statement number of the earlier effective Registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /



                         CALCULATION OF REGISTRATION FEE


Title of Each Class of      Amount to be           Proposed Maximum        Proposed Maximum        Amount of
  Securities to be          Registered            Offering Price Per      Aggregate Offering      Registration Fee
      Registered                                       Share
------------------------- ----------------------- ----------------------- ----------------------- -----------------------

Common Stock                1,000,000               $  5.00                 $5,000,000              $1,475#


Total                       1,000,000                                       $5,000,000              $1,475

------------------------- ----------------------- ----------------------- ----------------------- -----------------------


#    Estimated solely for purposes of calculating the registration fee.


We may amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall later become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on a date that the Securities and Exchange Commission, acting under Section 8(a), may determine.

                  SUBJECT TO COMPLETION. DATED MARCH ___, 2000

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE'RE NOT ALLOWED TO SELL THE COMMON STOCK OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL OUR STOCK NOR DOES IT SOLICIT OFFERS TO BUY OUR STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                1,000,000 Shares

                                   ROEX, INC.

                                  Common Stock

This is an initial public offering of shares of ROEX, Inc. All of the 1,000,000 shares of common stock are being sold by ROEX's officers and directors directly to the investors. Although we reserve the right to engage an underwriter or broker/dealer, no underwriter or broker/dealer has been retained at this time by us to assist in the sale of the shares.

There is no public market for the shares covered by this offering. Upon the close of this offering, application will be made for quotation of the common stock on the NASD's OTC Bulletin Board under the symbol "ROEX.

The shares offered in this Offering are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment. SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.


                                             Underwiting
                            Price to        Discounts and        Proceeds to
                             Public          Commissions           Company
                        --------------   ------------------     -------------
Per Share                  $     5.00             --              $     5.00
-----------------       --------------   -------------------    -------------
Total - Minimum            $2,500,000             --              $2,500,000
-----------------       --------------   -------------------    -------------
Total - Maximum            $5,000,000             --              $5,000,000


The date of this Prospectus is March ____, 2000.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from or additional to that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of time of delivery of this prospectus or of any sale of our common stock.

UNTIL _________, 2000 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNHSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                TABLE OF CONTENTS
                                                                        PAGE

Prospectus Summary........................................................3
Risk Factors..............................................................7
Additional Information....................................................9
Forward-Looking Statements...............................................10
How To Purchase Shares...................................................10
Dilution.................................................................11
Use of Proceeds..........................................................12
Dividend Policy..........................................................13
Capitalization...........................................................13
Management's Discussion and Analysis of Financial Condition and
  Results of Operations..................................................14
Business.................................................................16
Management...............................................................30
Principal Shareholders...................................................35
Method of Distribution...................................................36
Shares Eligible for Future Sale..........................................37
Description of Capital Stock.............................................38
Legal Matters............................................................39
Experts..................................................................39
Index to Financial Statements...........................................F-1

                               PROSPECTUS SUMMARY


Our Business

Roex, Inc. was incorporated in California on October 5, 1994 to develop and market its own line of dietary supplement products using scientifically based branded ingredients. These products are not intended to diagnose, treat, cure or prevent any disease. Our founder and President, Rodney H. Burreson, has been an athlete and body builder for a number of years and has experienced a myriad of ailments and injuries resulting from these activities. He became committed to finding and developing non-pharmaceutical solutions to improve his own quality of life. Not content with the then current products and formulas on the market, Mr. Burreson, through education and research, began to develop his own formulas that combined the highest quality and best ingredients to form more comprehensive products that would meet his own specific health needs. Our first product was the super antioxidant, called Procyanidin or PC-95, a grape seed extract, which was first sold in April 1995. Since introducing PC-95, we have added twelve more dietary supplement products to our product line and we are committed to providing only the highest quality products to meet its customers' specific health needs. We have grown from under a million dollars of annual sales to approximately $4 million in 1998, and $5.7 million in 1999. We currently market our products primarily through radio programming. Mr. Burreson appears live on local talk radio shows in New York, Los Angeles and Southern Florida. The format is one-half and one-hour radio infomercials, with interactive customer call-ins. We recently added Internet e-commerce as a vehicle for marketing Roex products. Our radio programs now promote our web site, the web site promotes the radio programs, and we expect this synergy to accelerate sales.

Our Address/How to Contact Us

Our principal executive office is located at 2081 Business Center Drive, Suite 185, Irvine, California 92612 and our telephone number is (949) 476-8675, our FAX number is (949) 476-8682. Our main website address is www.roex.com.


                                  THE OFFERING


Common Stock offered
   by the Company(1). . . . . . . . .       1,000,000 Shares (maximum offering)

                    . . . . . . . . .         500,000 Shares (minimum offering)
Common Stock to be outstanding
   after this Offering  . . . . . . .       6,288,584 Shares (maximum offering)

                        . . . . . . .       5,788,584 Shares (minimum offering)

Use of Proceeds . . . . . . . . . . .       We will use the proceeds to,
                                            increase our  inventory of products,
                                            add new radio markets, reduce our
                                            debt  and for working  capital and
                                            other general  corporate  purposes.

FINANCIAL DATA

The following table summarizes the financial data of our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.


                                           Year
                                           Ended
                                        December 31
                                  ------------------------
                                     1999          1998
                                  ----------    ----------
Operating Data

Net Sales                         $5,736,832    $3,934,910

Net Income (Loss)                 $  534,132    $ (463,264)


Net Income (Loss)
 Per Share:
  Basic                           $     0.10    $    (0.10)
  Diluted                         $     0.09    $    (0.10)

Weighted Average
 Common Equivalent
 Shares Outstanding:
  Basic                            5,288,296     4,826,870
  Diluted                          6,362,146     4,826,870




                                 December 31      December 31
                                     1999            1998
                                -------------   --------------


Balance Sheet Data

Working Capital(Deficit)         $  (175,910)   $ (267,223)
Total Assets                         810,763       383,182
Net Stockholders'
  Equity(Deficit)                   (395,159)     (940,541)

                                  RISK FACTORS

An investment in our Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully before making any investment decisions with respect to purchasing our Common Stock.

Risks Associated With Our Company.

Our business has only recently shown a profit. Since we commenced operations in October 1994, we have accumulated net losses through December 31, 1999 of $1,027,846 and a stockholders' deficit of $395,159. We lost money for the years 1997 and 1998. Although we operated profitably for the year ended December 31, 1999, we still had a net working capital deficit of $175,910. Although we expect to be profitable for the year ending December 31, 2000, we cannot assure that a year-end profit will be realized or that profitability will continue in the future.

Any Effect of Unfavorable Publicity is Particularly Harmful to our Industry. We believe that the dietary supplement market is affected by national media attention regarding the consumption of dietary supplements. Future scientific research or publicity may not be favorable to the dietary supplement industry or to any particular product, and may not be consistent with earlier favorable research or publicity. Because we are dependent on consumers' perceptions, any adverse publicity associated with illness or other adverse effects resulting from the consumption of our products, or any similar products distributed by other companies, and future reports of research that are perceived as less favorable or that question earlier research, could have a material adverse effect on our business, financial condition and results of operations. Thus, the mere publication of reports asserting that such products may be harmful, or questioning their efficacy could have a material adverse effect on our business, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

We Are Dependent On New Radio Markets for Future Growth. We believe the growth of our net sales is substantially dependent upon our ability to open up new radio markets. Currently, 90% of our sales are generated from our radio health shows in New York City, Los Angeles, Miami and Tampa. Our business plan is to expand our radio health show to between four and eight additional cities in the next twelve months. The success of these radio shows depend on a number of facts including the following:

 .    selection of radio stations and time slots that appeal to the  demographics of our customers (e.g. individuals over 45 years of age)
 .    consumer acceptance (ratings) of the show
 .    consumer acceptance of our products advertised on the show
 .    competition from other health and talk shows on the same or other stations
 .    changes in radio  station  policy  which  removes  the  program  from their schedule

We can't guarantee that we will be successful in new radio markets. In addition, even if we are successful in some new radio markets, we may not be able to maintain that success over time.

Our Business is subject to compliance with Various Government Regulations. We are subject to regulation by numerous governmental agencies, the most active of which is the U.S. Food and Drug Administration, which regulates our products under the Federal Food, Drug and Cosmetic Act. In addition, the Federal Communications Commission regulates on air content of radio shows. These regulations involve, among other things:

-    the  formulation,   manufacturing,   packaging,   labeling,   distribution,
     importation, sale and storage of our products;
-    health and safety;
-    product claims and advertising by us.

If we fail to comply with applicable FDA or FCC regulatory requirements, it may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecution.

If We Lose Our Key Personnel, Especially Our Founder and Spokesperson, Rodney Burreson, Our Business May Suffer. We depend substantially on the continued services and performance of our senior management and, in particular, Mr. Burreson. Our business may be hurt if he or one or more of our senior management or key employees leave Roex. Although we have an employment agreement with Mr. Burreson for an initial term of five years, this does not guarantee that he will remain with us for the entire term. If we lose the services of Mr. Burreson or any of these executive officers or other key employees, we may not be able to attract and retain additional qualified personnel to fill their positions in the future. We have recently obtained a $1,000,000 key man life insurance policy, of which we will be the beneficiary, on the life of Mr. Burreson.

Failure Of Our Outside Suppliers To Provide Our Products In Sufficient Quantities and In a Timely Fashion May Cause Our Business To Suffer. All of our products are provided by outside suppliers. Our profit margins and ability to deliver our products on a timely basis are dependent upon the ability of our outside suppliers to provide quality products in a timely and cost-efficient manner. Three large companies provide 60% of our products. Our ability to enter new markets and sustain satisfactory levels of sales in each market is dependent upon the ability of these or other suitable outside suppliers to respond to our needs. Further, the development of new products in the future will depend in part on these outside suppliers. The failure of any supplier to provide the products or ingredients of products that we require could have an adverse effect on our business, profitability and growth prospects.

We are smaller than most of our national competitors and, consequently, we may lack the financial resources to enter new markets or increase existing market share. We compete with many companies marketing products similar to the ones we sell. Most of these companies have longer histories, more products and greater name recognition and financial resources than we do. Many of our competitors have thousands of distributors operating under network marketing systems and others are selling products through the traditional retail stores. Our primary competitors include Metagenics, Twin Labs, Enzymatic Therapy, Country Life, Natreol and Now Foods. Our business, profitability and growth prospects could be hurt if we are unable to compete successfully against our competitors. If our information technology systems fail, we would not be able to conduct our day-to-day business. Depending upon the severity and duration of the failure and our ability to remedy the cause, our business could be hurt.

RISKS ASSOCIATED WITH THIS OFFERING

We are selling the shares covered by this offering ourselves without the assistance of an underwriter or broker/dealer. We are making this offering without the benefit of an underwriter. Underwriters typically review a company in great detail as part of their due diligence process. No underwriter has reviewed Roex, our management, business plan, operations, financials or competitiveness in our marketplace. Consequently, you must rely solely on your own due diligence and review of such matters and judge the likelihood of our success in our marketplace and opportunity for profitable operation.

This is a "minimum/maximum' offering and there can be no assurance that we will be able to sell all of the shares covered by the offering. We're making this offering on a minimum/maximum basis. This means that we must sell a minimum amount of stock but we may not sell all of the stock that is being offered. If we sell only the minimum number of shares, we may not generate sufficient capital to execute our plan of business at a level that will generate increased growth and profits.

We have set a minimum of $2,500,000 of stock to be sold in this offering. Until acceptable subscriptions for such minimum amount have been received, all subscriptions will be held in an escrow account. Once deposited, these funds will only be returned to the investor if the minimum amount of $2,500,000 is not subscribed in the offering period.

Our Offering Price has been arbitrarily determined by management. The initial public offering price of the Common Stock has been arbitrarily determined by us and may not be indicative of the price at which shares of Common Stock will sell after this offering. In determining the offering price, our Board of Directors considered, among other things, our earnings, its view of our prospects, the earnings of comparable publicly traded nutritional supplement companies and the trading price of the stock of those companies. We make no representations as to any objectively reasonable value of the Common Stock. Since we have not retained an underwriter for purposes of this offering, the offering price has not been subject to evaluation by any third party as would be the case in an underwritten offering. Prices for the shares of our Common Stock after this offering will be determined in the available market and may be influenced by many factors, including the depth and liquidity of the market for our Common Stock, the perception of Roex by other investors, the nutritional supplement industry as a whole, and general economic and market conditions.

You will incur immediate and substantial dilution in the net book value per share as a result of our prior issuance of shares of common stock at a price lower than the offering price for the shares covered by this offering. The offering price of the common stock is substantially higher than the tangible book value per share of the outstanding Common stock. If you purchase shares in this offering you will incur immediate and substantial dilution, and our existing stockholders will receive a material increase in the tangible book value per share of their shares of Common stock. If we sell the maximum number of shares in this offering, the immediate dilution to new investors will be $4.30 per share or 86% of the offering price of the shares.

This is our initial public offering of shares and there is no public market for our Common stock. To this point, there has not been a market for our shares. We cannot give any assurances that a market will develop, or, if such a market should develop, that it will be sustained with sufficient liquidity to permit you to sell your shares at any time. We also cannot give any assurance to you that your shares could ever be sold at or near the offering price, or at all, even in an emergency.

There will be no public market for resale of our shares until our shares are listed on an exchange or quoted through NASDAQ. Because we are directly selling our stock, we have provided that our offering may remain open for up to 90 days after our offering becomes effective. It is doubtful that you could sell your shares for more than the initial offering price of $5.00 per share while our offering is still open.

We do not anticipate applying to list our common stock on any exchange or through the Nasdaq quotation system until we have received acceptable subscriptions for at least the minimum amount of $2,500,000. We further anticipate that we may not receive such minimum amount until the end of the offering period and that, if we are able to list our Common stock on an exchange or Nasdaq, such listing may not be effective until 30 days after we file the application. Therefore, it is possible that even if we are able to list our Common stock on an exchange or Nasdaq such listing would not be effective until four (4) months after the effective date of this registration statement.

Factors that May Adversely Affect Our Common Stock.

We do not anticipate paying any cash dividends on shares of Common stock in the foreseeable future. The future of payment of dividends is directly dependent upon our future earnings, our financial requirements and other factors to be determined from time to time by our management. For the foreseeable future, we anticipate that any earnings which may be generated from our operations will be used to finance the growth of Roex even if our operations are profitable. Our issuance in the future of any shares of preferred stock may also affect our ability to pay dividends on the Common stock. (See "Dividends" and "Description of Securities.")

Our stock price may be extremely volatile and you may not be able to resell your shares at or above the initial-offering price. Following this offering, the price at which our Common stock will trade may be extremely volatile and may fluctuate significantly. The public market may not agree with or accept this valuation. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly software and Internet companies. After this offering, therefore, you might not be able to resell your shares at or above the initial public offering price.

Shares Eligible For Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Upon completion of this offering, there is expected to be a minimum of 5,788,584shares and a maximum of 6,288,584 shares of Common Stock outstanding. All of the shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act described below. The remaining 5,288,584 shares of Common Stock outstanding upon completion of this offering are "restricted securities," as that term is defined in Rule 144 (the "Restricted Shares"). All of the Restricted Shares will be eligible for sale in the open market after the effective date of the Registration Statement, all under and subject to the restrictions contained in Rule 144 and Rule 701.

Prior to the completion of this offering, the Company intends to enter into lock-up agreements (the "Lock-up Agreements") with each of the Company's officers, directors and shareholders owning 5% or more of the Company's Common Stock. Pursuant to the Lock-up Agreements, each such shareholder will agree, subject to certain exceptions, not to sell or otherwise dispose of any of its shares of Common Stock until 180 days after the completion of this offering (the "Lock-up Expiration Date").

As of December 31, 1999, options to purchase 903,850 shares of Common Stock were outstanding, of which 496,350 are currently exercisable. The Company intends to register on Form S-8 under the Securities Act the offering and sale of Common Stock issuable under the outstanding options as soon as practicable after the date of this Prospectus.


                       ADDITIONAL INFORMATION IS AVAILABLE

This prospectus is part of a Registration Statement on Form SB-2 filed under the Securities Act of 1933. This prospectus does not contain all of the information in the Registration Statement and its exhibits. Statements in this prospectus about any contract or other document are just summaries. You may be able to read the complete document as an exhibit to the Registration Statement.

We will have to file reports under the Securities Exchange Act of 1934. You may read and copy the Registration Statement and our report at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may telephone the Commission's Public Reference Branch at 800-SEC-0330. Our Registration Statement and reports are also available on the Commission's Internet site at http://www.sec.gov.

We intend to furnish our stockholders with annual reports containing financial statements audited by an independent public accounting firm after the end of each fiscal year.

                           FORWARD-LOOKING STATEMENTS
In General

This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the vitamin supplement industry, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(A) changes in general economic and business conditions affecting the vitamin supplement industry;

(B) our ability to design, order and stock merchandise that appeals to our customers;

(C)  technical developments that make our products or services obsolete;

(D)  our costs in the pricing of our products;

(E)  the level of demand for our products; and

(F)  changes in our business strategies.


                             HOW TO PURCHASE SHARES

            Included as the final page of this prospectus is a subscription agreement which must be completed by the potential investors in order to purchase the Common Stock offered hereby. The page containing the subscription agreement is perforated to enable it to be detached. In order to subscribe to purchase the Common Stock, please detach, complete and execute the subscription agreement, include a check made payable to "Roex Subscription Account" and return the executed subscription agreement and payment to the Roex Subscription Account, 2081 Business Center Drive, Suite 185, Irvine, CA 92612 as soon as possible. The minimum amount that may be subscribed for is 100 shares. There is no maximum. Subscriptions will be given priority based upon their date of receipt. In the event that the minimum number of 500,000 shares is not subscribed, all amounts received will be returned without interest or deduction. In the event that the Company terminates this offering after the Initial Closing, all amounts received shall be returned without interest or deduction.

                                    DILUTION

At December 31, 1999, we had a negative net tangible book valueof $395,159, or approximately $(.07) per share of outstanding Common Stock. "Net tangible book value" per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the estimated net proceeds from our sale of the 500,000 shares and 1,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $5.00 per share of Common Stock (after deducting Offering expenses payable by us), the net tangible book value of Roex at December 31, 1999, would have been approximately $1,904,841 and $4,404,841, or $.33 and $.70 per share of Common Stock, respectively. This would represent an immediate increase in the net tangible book value per share of Common Stock of $.40 (if 500,000 shares are sold) and $.77 (if 1,000,000 shares are sold) to existing shareholders and an immediate dilution of $4.67, or $4.30, respectively, per share to new investors purchasing shares of Common Stock in the Offering. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the offering price to investors.

The following table illustrates this per share dilution:


                                                        If 500,000             If 1,000,000
                                                        Shares are              Shares are
                                                           Sold                    Sold
                                                        ----------             ------------
Initial offering price per share of Common Stock          $ 5.00                  $ 5.00
Net tangible book value per share of Common Stock
  Before the Offering                                     $ (.07)                 $ (.07)
Increase attributable to new investors                    $ 0.40                  $ 0.77

Proforma net tangible book value after Offering           $  .33                  $  .70
Dilution to new investors                                 $ 4.67                  $ 4.30

Percentage of dilution to new investors                      94%                      86%



The following table summarizes the number of shares of Common Stock purchased from the Company (assuming the sale of the minimum offering of 500,000 shares), the total consideration paid and the average price per share paid by (i) existing shareholders of the Company at December 31, 1999, and (ii) new investors purchasing shares of Common Stock in this Offering, before deducting the underwriting discounts and estimated offering expenses payable by us.



                                                                                      Average
                              Shares Purchased           Consideration Paid           Price Per
                             Number     Percentage       Amount      Percentage         Share
                           ----------   ----------     ----------    ----------       -----------
Existing Shareholders      5,288,584        92%        $  632,687       20%            $ .12
New Investors                500,000         8%        $2,500,000       80%            $5.00
                           ----------   ----------     ----------    ----------       -----------
Total                      5,788,584       100%        $3,132,687      100%



The following table summarizes the number of shares of Common Stock purchased from Roex (assuming the sale of the maximum offering of 1,000,000 shares), the total consideration paid and the average price per share paid by existing shareholders of Roex at December 31, 1999, and new investors purchasing shares of Common Stock in this Offering, before deducting commissions and estimated offering expenses payable by us.



                                                                                   Average
                            Shares Purchased            Consideration Paid        Price Per
                           Number   Percentage         Amount      Percentage       Share
                         ---------- -----------      ----------    ----------     ---------
Existing Shareholders    5,288,584     84%           $  632,687       11%          $ .12
New Investors            1,000,000     16%           $5,000,000       89%          $5.00
                         ---------- -----------      ----------    ----------     ---------
Total                    6,288,584    100%           $5,632,687      100%



                                                  USE OF PROCEEDS

The net proceeds to Roex from the sale of the 500,000 shares and 1,000,000 shares of Common Stock offered hereby at an offering price of $5.00 per share, after deducting offering expenses payable by us, estimated to total approximately $200,000, are $2,300,000 and $4,800,000, respectively.

The following table sets forth our anticipated use of the net offering proceeds, assuming the sale, respectively, of the minimum of 500,000 shares and the maximum of 1,000,000 shares of Common Stock offered hereby.

                                           Minimum            Maximum
                                           500,000           1,000,000
                                         Shares Sold        Shares Sold
                                         -----------        ------------
Sources of Funds:

  Offering Proceeds                      $ 2,500,000        $ 5,000,000
  Offering Expenses                          200,000            200,000
                                         -----------         ----------

         Net Proceeds                    $ 2,300,000        $ 4,800,000
                                         ===========        ===========
Use of Net Proceeds:

  Expand Radio Markets                   $    600,000       $   900,000
  Marketing and Advertising                   200,000           900,000
  Debt Reduction                              900,000           900,000
  New Product Development                                       500,000
  Inventory                                   150,000           250,000
  Video Production                            200,000           300,000
  Developing Internet e-commerce              200,000           700,000
  Working Capital                              50,000       $   350,000
                                          -----------        ----------
         Total Uses                      $  2,300,000       $ 4,800,000
                                         ============       ============

The foregoing represents our best estimate of the allocation of the net proceeds of the Offering, based upon our current status of operations and anticipated business plans. It is possible that the application of funds may vary depending on numerous factors including, but not limited to, changes in the economic climate or unanticipated complications, delay and expenses.

The uses of funds for the minimum and maximum of the offering are as indicated in the table. Proceeds from the minimum will be used to retire our debt. The interest rates for the long and short term debts range from 12% to 16% and the maturity dates are from September 30, 2000 to June 30, 2002. The priority for use of funds beyond the minimum is for large proportional increases in radio marketing, advertising and developing Internet e-commerce with smaller proportional increases for the other categories shown in the table. Proceeds for working capital will be used for overhead and administrative purposes. Pending use of the proceeds of this Offering, we may make temporary investments in bank certificates of deposit, interest bearing savings accounts, prime commercial paper, U.S. Government obligations and money market funds. Any income derived from these short term investments will be used for working capital. Because this is a self underwritten offering, the numbers above do not include any deductions for selling commissions.




                                 DIVIDEND POLICY

We have never paid dividends and do not anticipate paying dividends in the foreseeable future.



                                 CAPITALIZATION

The following table sets forth, as of December 31, 1999, the capitalization of Roex, actual and as adjusted for the issuance and sale of 500,000 and 1,000,000 shares of Common Stock offered hereby at $5.00 per share, after deducting estimated Offering expenses and underwriting discounts and the initial application of the proceeds therefrom. The table also excludes the issuance of up to 903,850 shares of Common Stock reserved for issuance under outstanding stock options.



                                                As            As
                                              Actual      Adjusted(2)     Adjusted(3)
                                           ------------  -------------   ------------

Long-term Debt . . . . . . . . . . . . .  $  402,685      $       -0-     $       -0-

Stockholders' equity
   Common Stock(no par value)
   15,000,000  shares  authorized;
   5,288,584  shares  issued and
   outstanding  (actual);  5,788,584
   as  adjusted (minimum) and
   6,288,584 as adjusted
  (maximum)  . . . . . . .  . . .  . . .  $  677,687      $ 2,977,687     $ 5,477,687

  Preferred Stock, $.01 par value;
  5,000,000 Shares authorized;  no
  shares issued and outstanding
  (actual) as adjusted   . . . . . . . .

Additional paid-in capital. . . . . . .  $   35,000       $    35,000     $    35,000
Accumulated Deficit . . . . . . .  . .   (1,027,846)       (1,027,846)     (1,027,846)
Stock Receivable. . . . . . . . . . . .     (80,000)          (80,000)        (80,000)
                                         ------------    -------------    ------------

Total stockholders' equity (deficit). .   ( 395,159)        1,904,841       4,404,841
                                         ------------    -------------    ------------
Total capitalization (deficit). . . . .  $    7,526       $ 1,904,841     $ 4,404,841
                                        ============    =============    ============


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

 The following discussion of our financial condition and results of operations for the years ended December 31, 1999 and 1998 should be read in conjunction with our financial statements and related notes thereto, and other financial data included elsewhere in this prospectus.

Results of Operations

Years ended December 31, 1999 and 1998.

Components of revenue and expenses as a percentage of revenue are given in the following table.

                                         Fiscal Year Ended
                                            December 31
                                      1999              1998
                                     -------           ------
       Revenues                       100%               100%
       Cost of Sales                   22%                27%
       Gross Profit                    78%                73%

       Operating Expenses
       Payroll                         27%                32%
       Sales & Marketing               19%                24%
       General & Admin.                20%                20%
       Other                            3%                 9%
       Net Income (Loss)                9%               -12%

Sales are recognized when products are shipped. For the year ended December 31, 1999, net sales increased to $5,736,832 which is 46% greater than for 1998. The increase was due to an improved marketing effort to better establish our brand name, the introduction of new products and an increase in our loyal steady reordering from our existing customer base. Reorders from existing customers represent about 70% of monthly sales.

During the same period our operating margin increased to 78% from 73% because of greater buying economies, and our operating expenses were reduced to 69% of sales from 85%, because of greater internal efficiencies. Net income before taxes rose to $534,132 (9%) from a loss of $462,264 (12%) because of a combination of increased sales, improved profit margins and operating efficiencies. This resulted in a profit of $.10 per share ($.09 diluted) compared to a loss of $.10 for the prior year.

Payroll and related expenses increased by $294,063 in 1999 compared to 1998, but dropped as a percentage of revenue to 27% from 32% because of greater operating efficiency. Sales and marketing expenses increased by $149,382 in 1999 compared to 1998, but dropped to 19% of revenue from 24% in 1998, because of increases in sales efficiency and because of heavy reorders from existing customers. Reordering from existing customers accounted for about 70% of monthly orders and grew in dollar value in direct proportion to monthly sales increases. General and administrative expenses in 1999 increased by $392,820 compared to 1998, although it represented about 20% of revenue in each year. The dollar increase was due to an expanded infrastructure to handle the increased volume of sales and increased use of computers and software to automate procedures for increased sales. Other expenses decreased by $224,177 for 1999 compared to 1998, which represented 2% and 9% of revenue for the respective years. Other expenses were interest and debt restructuring. The debt restructuring cost was $229,775 in 1998 to permit Roex to keep operating, while there were no debt restructuring costs in 1999.

Monthly sales for 1999 and 1998 are as follows.

                                                      1999        1998
                                                     -------    -------
                                                       (In Thousands)

                           January                   $  380      $  332
                           February                     354         311
                           March                        516         347
                           April                        459         322
                           May                          472         300
                           June                         480         418
                           July                         458         300
                           August                       485         330
                           September                    510         340
                           October                      536         305
                           November                     508         309
                           December                     578         315
                                                     -------     -------
                                                     $5,737      $3,935

In summary, our sales and profits have been increasing each period and we have transitioned from losses to profits.

Current Revenue by Market is as shown below. Total revenues are expected to increase if the radio shows in Los Angeles and Florida increase in popularity and as additional cities are added.


                  New York                  70%
                  Los Angeles               20%
                  Florida                    8%
                  Other                      2%
                                           ----
                                           100%


Liquidity and Capital Resources

Year ended December 31, 1999

As of December 31, 1999 our current liabilities exceeded our current assets by $175,910, which was a 34% improvement over December 31, 1998. This improvement occurred even with an increase of current maturities of notes and loans payable of $380,543 due to a shift into expiration of the notes in less than 12 months. The long term portion of notes and loans payable, less current maturities, was reduced by $392,758, even though $165,000 was borrowed in 1999 to help fund this public stock offering. As of December 31, 1999 the total stockholders' deficit was reduced by 58% to $395,159 compared to December 31, 1998. This reduction was due to net income of $534,132 for 1999.

Our cash as of December 31, 1999 was $306,552, a 103% increase from December 31, 1998. This was due to a $534,132 profit for the year. $383,561 cash was provided for operations, including depreciation and changes in receivables, inventory and payables, with the largest single factor being a pay down of $137,562 of trade payables. $117,512 was used for financing activities, with the major contributors being payments on loans and capital leases and deferred offering costs.

We expect to have adequate working capital for the next 12 months, without proceeds from this offering or additional financing, mainly from cash flow from operations. We have no material capital commitments at this time. Proceeds from this offering will provide funds for growth and to pay down existing loans.

Profits and cash flow from operations were substantial in 1999, $534,132 and $383,561 respectively. This is an improvement from heavy losses in prior years, $463,264 in 1998 and $511,847 in 1997. We expect profitability to continue and to increase in 2000.

Year 2000 Compliance

Roex was fully compliant by the end of the year. We are currently in Y2K compliance with our merchant card processing center.

                                    BUSINESS

Introduction

Our company,  Roex,  Inc., was  incorporated in California on October 5, 1994 to develop and market its own line of dietary supplement products using scientifically based branded ingredients. These products are not intended to diagnose, treat, cure or prevent any disease. Our founder and President, Rodney
H. Burreson, has been an athlete and body builder for a number of years and has experienced a myriad of ailments and injuries resulting from these activities. He became committed to finding and developing non-pharmaceutical solutions to improve his own quality of life. Not content with the then current products and formulas on the market, Mr. Burreson, through education and research, began to develop his own formulas that combined the highest quality and best ingredients to form more comprehensive products that would meet his own specific health needs. The Company's first product was the super antioxidant, called Procyanidin or PC-95, a grape seed extract, which was first sold in April 1995. Since introducing PC-95, the Company has added fifteen more dietary supplement products to its product line and is committed to providing only the highest quality products to meet its customers' specific health needs. The Company, has grown from under a million dollars of annual sales to approximately $4 million in 1998 and $5.7 million in 1999. Roex remains committed to providing the highest quality products that will continue to meet its customers' specific health needs, now and into the next millennium. The Company currently markets its products primarily through radio programming. Mr. Burreson appears live on local talk radio shows in New York, Los Angeles and Southern Florida. The format is half hour and one-hour radio infomercials, with interactive customer call-ins. We recently added Internet e-commerce as a vehicle for marketing Roex products. Our radio programs promote our web site and the web site promotes the radio programs; we expect this synergy to accelerate sales.

Our Industry

The Dietary Supplement Industry has formally been in existence for approximately 80 years. In the 1920's, supplement pioneers began encapsulating whole foods, specifically vegetables, for the purpose of concentrating their nutrients as adjuncts to the daily diet. Research had just been completed showing that vitamins, metabolic components of foods, were key constituents of the healthy body. Many developing nations used herbs and herbal formulations as standard recognized "medicines" for treating disease. With the advent of antibiotic therapy in the 1930's, many of the herbs were removed from the U.S. Pharmacopoeia and fell into disuse in this country. Vitamin research continued at a very slow pace due to lack of funding by pharmaceutical companies to underwrite research as synthesized chemical constituents dominated U.S. scientific research at that time.

Over time, select health care practitioners began to notice severe problems with the prescription medications of pharmaceutical manufacturers. Chief among these problems were (and still are today), toxic levels and methods by which most synthesized drugs work within the body. Further, astute clinicians began to notice that while pharmaceuticals were "treating" a disease state, they were doing nothing to prevent these diseases. Whole food therapy began to be practiced, based upon many epidemiological studies that illustrated the direct connection between diet, nutrients and health. Dietary supplement manufacturers began to concentrate the active ingredients in the whole foods, and thus the dietary supplement industry was born.

Today, the industry is thriving as never before in its history. The industry product is comprised of food supplements which may be broken down into a variety of categories based on botanical and/or chemical classification of ingredients or raw materials, such as vitamins, herbs, amino acids, botanicals, metabolites, etc. Dietary supplements may be found in tablet, capsules, liquid or powdered form.

Because the original purpose of this industry was to focus on prevention of disease as opposed to therapeutic "cure", and due to the U.S. government creation of narrowly defined descriptions of "drugs", the benefits of dietary supplementation in health care has frequently been overlooked in U.S. scientific research. Only recently has any research been documented in the United States in contrast to the European community which has long recognized nutritional therapy, in disease prevention and cure; in fact, today the majority of clinical research demonstrating the efficacy of nutritional and herbal therapy has come from Europe, with Germany being the leader in herbal efficacy and scientific documentation.

Hundreds of companies, big and small, cater to the nutritional supplement market. Most of them manufacture and distribute using conventional distribution channels of retail nutritional stores, drug stores or discount stores. Some sell on the Internet. Some sell via TV or radio infomercials. Some sell through multilevel marketing. To the best of our knowledge, Roex is the only company that sells through talk radio with interactive listener phone calls. This method is very effective in educating our customers and building customer confidence in Roex products. This develops loyal customers who are repeat buyers. About 70% of Roex sales are from repeat buyers.

Our Company

Roex products are promoted on radio shows in which health related questions of the listening audience are answered. Roex maintains a full time telemarketing department to expedite direct radio induced orders via a toll free "800" number given out during the radio program. At present, Roex does 29 radio shows per week broadcasting on 4 radio stations in New York City, Los Angeles, California, Miami and Tampa, Florida. Roex recently entered retail markets utilizing third party sales and marketing organizations to sell Roex products to their established customer bases. To date, these markets include independent pharmacies, chiropractors and retail food chains. We have recently added the Internet as a supplemental means of marketing our products.

Our Market

As a result of the Company's advertising methodology, the Company's existing target market has become the senior citizen group, those individuals from the age of approximately 55+ years old. Demographics testify to the strength of this customer base, as at least half of all shoppers over the age of 50 "strongly agree" that it is important to take a vitamin or mineral supplement every day. According to Nielsen surveys, seniors spend more on multi-vitamins than any other demographic group. Demographic data and forecasts anticipate an increasing number of senior citizens in the immediate future. Roex products address health concerns for seniors such as osteoporosis, free-radical damage, hypertension, sleeplessness and suppressed immune function resulting in slowed or impaired immune response throughout the body. Roex products, while not intended to diagnose, treat, cure or prevent any disease, are used by our customers to provide optimal bodily functions, providing incentive for use today and tomorrow.

The Company's future market will focus on the largest purchasing population of individuals the United States has ever known: "Baby Boomers". This is a large new market for Roex to pursue as it has by its very nature, built-in motivators for enhancing and maintaining health and longevity. The baby boomers not only add to the number of customers, but will add "quality customers" who are capable and willing to pay for high quality products.

Our Marketing Strategy

Our marketing strategy is built upon creating brand identity with customer loyalty. Our customers listen to us on the radio and ask questions, hear the questions of others and the answers of our CEO, Rod Burreson, or one of the other two experts on our radio shows. We believe customers will continue to buy our products because of confidence in the product, its effectiveness and its quality. These loyal customers will accept no substitutes, because of fear of compromise in these qualities. We now have talk radio shows in four cities and, as we expand, we will selectively add cites and develop customer bases that are as loyal as our present customers. To further increase revenues, we will selectively add products for our existing customers as a result of research and development. Our radio stations and time slots are carefully chosen because they appeal to our demographic base, currently affluent senior citizens. When we expand to the baby boomers we will choose appropriate radio stations and time slots for their appeal to this group. Expansion of Internet sales will be based upon continuing to build brand identity and providing quality information on our web site, as well as quality products.

Roex products are currently available for purchase by consumers directly from Roex via a toll free "800" line. Calls are handled by Roex's in-house telemarketing department with computer access to prior ordering patterns. The telemarketers are assigned specific customers for continuity. They are primarily compensated by commission. We intend to build further sales by having telemarketing personnel do outbound calling. We reently added a web site ordering capability, and we promote our web site on our radio shows. Also, we currently have limited direct sales through third party distributors resale to their established customer bases of retail stores. Future plans call for television "infomercials" and sales to specialty grocery and similar stores for resale. The Company has not yet conducted any formal or scientific marketing studies in the development of these strategies, but will do so before committing any substantial investment. The marketing strategies presented here are based upon consumer demand, past success of existing marketing programs and common industry wide practices, all specialized by the unique Roex marketing and design approach.

Radio. Roex has a unique way of marketing in that the majority of its sales are generated by direct sales through radio programming. The Company currently markets its products almost exclusively through radio programming. The Company's president and founder, Rodney H. Burreson, appears live on local talk radio shows in New York, Los Angeles, Miami and Tampa in half-hour and one-hour infomercial formats. The shows promote Roex's products and listening audiences' health related questions are answered. We have recently added a second radio host to help with the heavy load of live programming, and plan to recruit additional live radio hosts, such as nutritionists or influential health specialists. All shows are broadcast from the Company's facilities in Irvine, California live through ISDN telephone lines to the stations. The Company maintains a full-time telemarketing department to expedite direct radio induced orders via a toll free "800" number given out during the radio program. At present, Roex presents 29 radio shows per week, broadcasting on 4 radio stations in New York, Los Angeles, Miami and Tampa. We plan to add up to 8 selected new cities and radio stations with proceeds of this offering, which should substantially increase revenue. Later we plan syndicate the program so as to reach up to 200 stations via satellite. We are also currently testing 30 and 60-second radio spots in the New York market.

Internet Marketing. We have an extensive web site that provides product information to prospective customers and is being augmented with a library of pertinent articles about nutritional supplements. It also provides archives of Roex's radio broadcasts so that customers may listen to broadcasts that they may have missed. This site also features articles authored by experts within or associated with the Company. Roex has significant linking arrangements with other web sites. Roex authors articles for this web site and in return receives cross link traffic. In December 1999, Roex started e-commerce and its web site is now taking orders and reorders directly for customers. It is expected that the wealth of nutritional supplement information available at the site will be a confidence builder to attract some customers who become loyal to the Roex products in a similar manner to how their loyalty is built through Roex's radio shows. Plans are also being made to use Extractor-Pro to obtain lists of people sending e-mails to other nutritional supplement sites and send them Roex invitational e-mails. We use our radio shows to promote our web site, www.roex.com. Early results of this synergistic combination of radio and Internet show promising sales growth. Our first full month of e-commerce was January 2000 in which we had 97,000 hits, sold $13,000 of product and experienced Internet orders which on the average were three times as large as those from 800 number call-ins.

Telemarketing. Our database of customers is currently about 40,000 and growing at the rate of 1,500 per month. Each telemarketer is responsible for his or her customer list within the database. Telemarketers are frequently able to promote the Company's other products when a customer places an order. Our telemarketers also routinely make outbound calls during non-peak hours and send out newsletters, promotional flyers, gift certificates and new product information. ACT Software is used to keep track of each telemarketer's calls to and from new and existing customers. We estimate that approximately 60% of our orders come from reorders from existing customers.

Direct Sales. To supplement its radio and telemarketing sales, the Company recently started using established distributors to sell Roex products to their established customer bases of retail stores. This approach requires a much smaller direct sales organization and serves to create for greater market exposure in targeted areas.

Television. We believe that a direct response television campaign could be a cost/effective means of increasing sales. With cable TV we can target well defined markets whose demographics correspond to our established customer base. With proceeds from this offering we will engage an experienced TV production company specializing in direct response television to design and coordinate the campaign. Promotions and newsletters. Roex sends periodic newsletters to its customers featuring special promotions to educate and to stimulate phone-in orders. It also features special promotions from time to time, such as awards for free trips for large orders.

Customer referral program. Customers participate in a referral program where they earn credits toward their own future nutritional supplement orders based upon how much product is ordered by new customers who they refer.
This Level 1 program is completely computerized.

Seminars. Part of the Roex marketing strategy is to hold seminars in each city covered by our radio broadcasts. One of these seminars was held in May 1999 in New York City. A crowd of over 800 people attended to hear Roex's President, Rod Burreson, speak about nutritional supplements and answer questions from the audience. Roex's products are also sold at the seminars. The seminar was publicized on Roex's local New York radio show. Additional seminars are have been or will be held in September, October and November, 1999 in Los Angeles, Miami, Tampa and New York.

Competition

Competitors abound in this industry due to its perceived unregulated status by the Food and Drug Administration, making it possible for someone to "manufacture" supplements in their home and market them for sale to the public through whatever means they may find. While the playing field may be large, the market is dominated by companies who are self-regulating and adhere to FDA good manufacturing practices. Mainstream Roex competitors are Metagenics, Anabolic
Laboratories, Twin Labs, Standard Process, Enzymatic Therapy, Nature's Plus, Bodyonics, Ltd., Country Life, Nature's Way, PharmaNutrients, Irwin Naturals, Natrol, Now Foods, Nature's Herbs, Solaray, Solgar, Douglas Laboratories, Da Vinci Laboratories and Weider Laboratories. These major competitors sell in excess of $40 billion of food supplements annually and carry products similar to Roex products in form, function and manufacturing efficacy. All of these companies are much larger than Roex and have greater financial strength. Roex Sales are concentrated in only four United States cities (New York, Los Angeles, Miami, Tampa) and represent only a small portion of all dietary supplement sales in these cities.

We believe that we have an advantage in competing with this pool of manufacturers due to our brand identification with a loyal customer base. These customers continue to buy our products because of confidence in the product, its effectiveness and its quality. These loyal customers will accept no substitutes, because of fear of compromise in these qualities. About 70% of all Roex sales are to existing customers.



Our Products

Roex currently has fourteen products, which are classified as "dietary supplements" by the U.S. Food and Drug Administration, and two other products. Dietary supplements are defined as "a product intended to supplement the diet that contains one or more of the following ingredients: a vitamin; a mineral; an herb or other botanical; an amino acid; a dietary substance for use to supplement the diet by increasing the total dietary intake; or a concentrate, metabolite, constituent, extract or combination of any of the previously mentioned ingredients ... the term dietary supplement means a product that is labeled as a dietary supplement'. Vitamins and minerals are essential nutrients that, in general, our bodies cannot manufacture. They are needed for good health and many vital functions. More than 40 different nutrients are required for normal growth and maintenance of body tissues. In addition, scientific research is showing that generous intakes of vitamins, minerals and other nutrients may play an important role in reducing the risk of various common, chronic disease conditions such as osteoporosis, cataracts, cancer and heart disease.

Our Current Products:

Procyanidin 958 * PC-95 (Grape Seed Extract). PC-95 grape seed extract is a rich source of one of the most beneficial groups of plant phytochemicals (fi-to-chemicals), and procyanidins (pro-cy-an-i-dins), which exert many health promoting effects. Studies show the procyanidins found in PC-95 are more potent in their antioxidant abilities of vitamins C and E, yet these same phytochernicals provide antioxidant protection for both these vitamins in the body. Procyanidins were first isolated by Jacques Masquelier, a Ph.D. candidate at the University of Bordeaux in France in 1950. Research indicates that on a cellular level, procyanidins are incorporated within the cell membrane, protecting against both water and fat-soluble free radicals. Free radicals have been implicated in as many as 60 degenerative diseases. PC- 95, imported directly from France, can assist in maintaining optimum health without adverse side effects. Roex Procyanidin 95 pharmaceutical grade, grape seed extract is patented under US Patent #4,698,360 by Dr. Masquelier.

B-Complex. According to the 15th annual consumer survey published in August of 1997, sponsored by Whole Foods, Inc. (an industry manufacturer) and conducted through Energy Times Magazine (the largest health food store supported magazine in the industry), over 88% of respondents purchased a B-complex formula in 1996. The inclusion of a high-quality vitamin B complex greatly enhances Roex's product line, as B vitamins are vital to almost every metabolic function within the body. Management believes this product is essential for Roex to include in its product line to maintain a competitive edge in the marketplace.

Calcium & Mineral Formula, The Ultimate. The Ultimate Calcium & Mineral Formula is one of the most comprehensive calcium product on the market today containing five different forms of absorbable calcium, including high collagen microcrystalline hydroxyapatite calcium, chelated and transporter-bound minerals to encourage maximum absorption, trace minerals, silica and vitamin D3 for absorption and utilization. Clinical studies have shown calcium to be helpful in building and maintaining healthy bones, hair, skin and nails as well as assisting with regulation of heartbeat. Regular use of this product may be helpful in reducing the risk of bone loss in women from puberty to middle age, in elderly men and women and in those with a family history of bone loss.

Colostrum, Mother's Gift Colostrum contains all four of the key Immunoglobulins:
IgM, IgG, IgA and secretary IgA These Immunoglobulins all neutralize bacteria, viruses, and yeasts. Colostrum contains natural growth factors that are very important to promote wound healing and tissue repair, increase the breakdown of fat, and to balance the blood sugar. Studies show bovine Colostrum contains up to 100 times the mitogenic potency of human Colostrum. Lactoferron also found in Colostrum has been shown to reduce the damaging effects of free radicals, which are known to be cancer risk factors. Colostrum may also have certain healing properties. Capsules can be opened and applied directly to cuts, abrasions, or irritable skin conditions; and/or applied directly to gums in cases of sensitive teeth and mouth sores. Roex Mother's Gift comes from New Zealand pasture fed cows certified to be free of antibiotics and hormones

Ester-C. Ester-C is a superior quality vitamin C, made as the only patented non-acidic vitamin C available today. This unique product is manufactured under a natural process that neutralizes the PH making it the same as distilled water and non-acidic, producing a gentle effect in the system. Clinical studies show this non-acidic Vitamin C is absorbed into the bloodstream faster, in larger amounts, and penetrates the white blood cells more efficiently than other types of vitamin C. Low blood levels of vitamin C have been linked to immune suppression and bone fragility. Known for its antioxidant and immune stimulating properties, vitamin C has also been shown to be beneficial in promoting collagen formation, an essential component of skin and connective tissue as well as assisting in maintaining the integrity of capillary walls. Ester-C is a registered trademark of Inter-Cal Corporation, U.S. Patent No. -4,833,816.

Immortale for Men & Immortale For Women. Immortale is a specially designed formulation of herb and plant extracts, phytochernicals that promote hormonal balance, lean muscle mass, and enhance sexuality and vitality. The main ingredient Tribulus terristris, has been used by athletes in Eastern European countries for its positive effect on the immune system and for assistance in improving stamina and muscle strength without harmful side effects.

Advanced Men's Formula (Prostate Formula). The Roex Prostate Formula for Men ingredients are chosen due to there documented nutritional support for a healthy prostate. Key to this formula is the herb Saw Palmetto, which has been shown to provide nutritional support for a healthy prostate. To this formula Roex adds additional supportive ingredients such as Zinc chelate, Pumpkin seed, Pygeum Africanum extract, Cranberry extract, Stinging Nettle, Echinacea Purpurea, Lysine HCI (hydrochloride), and Glutamic Acid, as well as Vitamins B6, D and E. Roex Advanced Prostate Formula for Men is based on the latest scientific research for optimal prostate health.

Melatonin. Melatonin is a synthetically produced, pharmaceutical grade dietary supplement formulated to compliment the naturally occurring master Melatonin hormone secreted from the pineal gland (located in the center of the brain), which has been shown to assist the body's natural circadian rhythms, or sleep/wake cycles. Current research indicates that natural melatonin levels peak in puberty and continue to drop as we age. Roex Melatonin, imported from

Switzerland, supplements the body's natural melatonin and is enhanced with vitamin B6 to encourage the body's natural production of melatonin. People whose schedules require re-setting their internal time clocks and those on shift work may find this product a helpful adjunct to regulating their natural circadian rhythms in addition to many other health benefits.

MSM (Methylsoulfonylmethane; Natural Dietary Sulphur). Roex MSM, is a dietary supplement and the fourth most prominent mineral in the body. Studies show that sulfur is an integral part of many proteins (constituting hair, nails and skin), hormones and other substances critical to healthy body metabolism. Sulfur is a vital nutrient in human nutrition, is often overlooked in nutritional therapy. Sulfur can be found in many fresh fruits, vegetables, grains and dairy products. Modern food processing and cooking destroy the viability of the sulfur naturally occurring in foods due to its organically unstable nature.

Oleuropein (Olive Leaf Extract). Oleuropein is a natural plant extract, obtained from specially selected olive tree leaves, imported from the western Mediterranean. Clinical studies have shown Oleuropein may enhance the body's immune system and assist the body in enhancing immunity. The most recent published material on Olive Leaf Extract is a book by Dr. Morton Walker called "Natures Antibiotic Olive Leaf Extract. With the dawn of exotic new viruses, and microbes resistant to drugs that have been developed over the past 50 years, there has been more of a need for alternative therapy. Antibiotics are failing. With this in mind the excitement of Olive Leaf Extract, (the active ingredient Oleuropein) is becoming one of the most talked about alternative therapies of our time.

"WOW"TM is designed to cleanse, purify, strengthen, and tone the entire gastrointestinal tract. It serves as a natural laxative and bowel toning agent. The inclusion of Barberry root, Dandelion root and Red Clover has been shown to be very supportive in cleansing the blood as well as detoxifying and supporting the function of the liver. Good health begins in the colon. Many times the real cause of sickness and disease is the retention and reabsorbtion of years of toxic fecal matter build up.

The Advanced Weight Loss Formulas

CitriGenics l With the recent negative media attention to prescription weight loss, particularly the negative findings and side affects of the Pharmaceutical drug combination Phen-Fen, pharmacists, healthcare providers and individuals all are looking for safe and effective alternatives for weight loss. Roex, CitriGenics I is an answer. CitriGenics I works as a fat inhibitor and energy promoter by working at the biochemical level to promote a feeling of satiety more rapidly. It is formulated with CitriMaxTm (hydroxycitric acid (HCA) from the Garcina Cambogia fruit), L-Camitine and ChromeMateTm, with a total of 24 different nutrients that hinder fat absorption and stimulate fat burning into the body. CitriGenics I includes vitaniins A, B, C and E, chromium and mineral cofactors and enzymes, which work as catalysts assisting with chemical changes in the body to promote and maintain optimum health and a healthy inunune system. Thermogenic herbs function at a cellular level to aid the body in utilizing body fat reserves. Only the highest potency materials are used in the CitriGenicsTm Formulas. (CitimaxTm and ChromeMateTm are the registered trademarks of InterHealth Company.)

CitriGenics ll (93% Deacetylated Chitosan). Roex CitriGenics 2 provides dietary fiber, which assists in inhibiting lipid (fat) absorption. Chitosan, a powdered granulation of the exoskeleton of marine shellfish (such as crab) has been found to attract fat molecules prior to digestion and to dispose of them through the body's waste removal process. Studies indicate 1 mg of Chitosan is able to absorb 5mg of dietary lipids (fat). CitriGenicsTm 2 is a unique fiber since it absorbs both fat and water and is completely safe and non-toxic. Fiber is a necessary dietary ingredient; its most documented metabolic function is to assist with elimination of waste from the body. Current research has indicated that most Americans do not consume adequate quantities in their daily diets. Roex CitriGenics 2 - Chitosan provides a nutritional adjunct to weight loss programs, when combined with a healthy diet and physical exercise. Only the highest potency materials are used in the CitriGenices Formulas.

Other Products

VitaMinder. Roex recently became a distributor for The VitaMinder Company whereby Roex will sell VitaMinder's entire product line. VitaMinder is a manufacturer of a complete line of tablet cases, stackers, splatters, cutters and airlock tablet dispensers. VitaMinder has agreed to supply Roex with 25,000 single sheet product descriptions at no charge to Roex to insert into its January Newsletter to be sent to its entire database list of tablet using customers. We also plan to promote the sale of these products along with its supplement products in our radio programming. VitaMinder has agreed to supply us with an inventory of their entire product line on consignment. Roex will supply VitaMinder with an inventory count every thirty days and will pay for only actual product shipped at wholesale prices.

Water Distiller. Roex is also a distributor for West Bend Water Systems, an affiliate of The West Bend Company of West Bend, Wisconsin, to sell through our marketing channels the entire West Bend Water Systems product line of water distillers and related products. Distillation of water has proven to be far superior to any filtration system available on the market today. Distillation is a natural process. Health advocates prefer distilled water because it is free of minerals, bacteria and virtually all contaminants. It has also proven to be far more economical than any filtration system currently available. West Bend's product line consists of a counter top distiller that will produce one gallon of pure distilled water every four hours. This unit is designed for family use. In addition there is a line of three automatic distillers available in three different sizes, three- gallon, seven-gallon and twelve-gallon.

Daily Solutions Video. A 30-minute video featuring our President, rod Burreson, speaking about some of the Roex products and how they address structure, function and benefits to the human body.

Future Products

Roex currently plans to add several new products into its line during the next calendar year. These new products will include a memory enhancement formula, a digestive enzyme, and a multivitamin. A description of each of these new products follows:

Memory Mind Formula Roex intends on shortly launching "For Your Mind Only", a mind/memory enhancement formula providing Ginkgo Biloba for improved vascular circulation in the brain along with Phosphatidyal Serine, an amino acid necessary for neuron firing in processing and recognition tasks performed by the brain. This product directly impacts Roex existing customer base of senior citizens as both a therapeutic adjunct as well as a preventative supplement, and assists all other market groups in enhancing mental performance and processing systems. Current clinical studies have shown the efficacy of treating memory-loss patients with Ginkgo Biloba and the positive outcomes of said clinical trials. According to the previously referenced Whole Foods survey, 85% of respondents purchased Ginkgo Biloba in 1996.

Multivitamin. The final scheduled new product to be introduced to the Roex product line is the Roex Multivitamin. According to the 1994 Health Focus Trend Report, 50% of senior shoppers surveyed believe the American diet alone is inadequate to provide necessary nutrition to prevent degenerative disease and therefore strongly agree that taking a daily multi-vitamin and mineral supplement is important. The report further states that according to Nielsen surveys, " seniors spend more on ... multivitamins than any other demographic group." By developing a multivitamin, Roex keeps its competitive edge by continuing to expand the product line with popular industry standard products, pre-programmed for success by market demand via all sales avenues, and therefore guaranteed to stimulate sales. Most importantly, this product is purchased by senior citizens at least 50% of the time they make vitamin purchases, generating guaranteed launch success for Roex, as the majority of the Company's existing customer base at this time are what would be considered senior citizens.

Book. The new product arena will include a book on Health, Life Style and Exercise, authored by our CEO, Rod Burreson. Timing for the book is the second quarter, year 2000. Much of the content of the Book is already assembled. The title is "Yesterday, Today and Tomorrow." The theme of the book suggests that what a person did yesterday in terms of decisions, health, abuse and thought plays a very significant role in how one feels and looks today. The decisions, attitude and effort one puts forth today influences how one feels, looks and functions tomorrow. It will also include a step by step exercise program and nutritional instruction for people of all capabilities.

Exercise Video. The exercise video, "Staying Alive at 55," will be an action video with our CEO, Rod Burreson, illustrating the different exercises that he does to maintain his health, physique and peace of mind. The exercise program is used in conjunction with a nutrition program to help people understand their body as well as listen to it. The video will indicate that no matter where you start in terms of health, peace of mind and dexterity, you must start and continue; then the benefits will be yours. The video will precede the Book and is scheduled for release during the first quarter of year 2000. Much of the video has already been completed.

Our Operations

Most orders are received when customers call our "800" number during or after a radio show. The Telemarketing agent receiving the call has computer access to our data base by the customer's name, so that he can view the customer's previous buying pattern. For new customers, the salesperson takes all of their identification, shipping and billing information, to add the new customer to the data base. Established customers are assigned to specific sales people for continuity.

Orders entered into the computer are then checked to verify payment with either credit charge approval or check clearance. As payments are verified the order is sent to fulfillment and shipping, electronically. There they are filled by a product picker and boxed for shipment. The shipping label is automatically prepared and shipping charge is calculated. This shipping charge is then verified by scale. When shipping is verified, in whole or in part, appropriate credit card charges are put through.

The single entry computer system keeps a running inventory and generates suggested purchase orders at inventory break points. Actual inventory levels vary with product based upon rate of consumption, order lead times for ingredients and quantity price break points for new orders. The computer generated purchase orders are reviewed before the orders are placed. Roex orders the ingredients and has them delivered to the Food and Drug Administration Good Manufacturing Process approved fulfillment houses to make the pills or capsules, bottle them and affix the Roex labels. Finished product is then shipped to Roex for storage and filling customer orders.

Various laboratories supply Roex's product, mixing the pills to our specifications. They buy most of the raw materials. In some cases, we buy the ingredients directly to assure quality and we supply these ingredients to the mixing laboratories. All ingredients are available from multiple sources. We buy 60% of our product from three laboratories, Paragon Labs, Primary Services and Extracts Plus. They have ample capacity to handle Roex's expanding needs, but many alternate laboratories are available in case they should be needed. These laboratories are competitive and alternate sources could be expected to supply equal quality product for similar prices.

We have a full refund policy, but have experienced less than 1% returns. Returned items are examined for seal integrity and expiration date before being returned to inventory.

Our Research and Product Development

We believe that a well-developed and dynamic research and development structure is an essential component of a company in the nutritional supplement area. Of vital necessity is the maintenance of a well-developed research library, which is the backbone of the research and development effort and is required by the Dietary Supplement Health Education Act ("DSHEA"). To maintain our competitiveness in the marketplace as well as to stay current with new scientific research on nutrient therapies and phytomedicine advances, we have developed and maintain a research library consisting of published research works, biochemical and botanical research, marketing and competitive analyses, clinical and scientific research, pharmacopoeias, and regulatory treatises. The research library also serves as a reference source for the purpose of formulations, drug and ingredient interaction and perhaps most importantly, as validation of the efficacy and function of all existing and future Roex formulations and raw materials. In order to successfully market and sell our products, it is essential to continually develop and update the research and product development library.

We do not conduct primary research for the development of new ingredients. Instead, our research efforts are focused on developing new products in response to market trends and consumer demands. Our staff also continually reformulates existing Roex products based upon scientific evidence to improve the product. Each product that is formulated is researched intensively. In the beginning stages, research begins with how the raw materials) work biochemically and where the very best source in the world is for this product, how the product(s) are marketed and a competitive analysis is done (if possible). Some of our products are new to the nutritional supplement marketplace, and no competitive analysis is available. The next stage is to formulate the product. This step is done by one of our laboratories' biochemists and our staff. We currently use several pharmaceutical laboratories all of which are high quality laboratories with excellent reputations in the dietary supplement industry. At the laboratory, the tablet's exact formulation, size, shape, color, coating, compression, etc. is decided. Comparative analysis is then done regarding the industry standards (if any), or possible changes to the industry standards for formulation, size, shape, color, coating, compression, etc. Lastly, the product formulation is finalized and the manufacturing phase begins. In the final stage of the manufacturing process, the tablets are bottled by the laboratory and labeled. Samples of each product are archived for every batch that is run for quality control purposes. Throughout the manufacturing process, the product is inspected to pharmaceutical standards to ensure quality control.

We do not have a separate research and development budget as the defined research and development activities are part of the operational responsibilities of management and/or are done by our suppliers under our supervision and the supplier costs for this research and development are included in supplier pricing.

Government Regulation

On January 4, 1994, President Clinton signed into law on behalf of the U.S. Food & Drug Administration, the "Dietary Supplement Health Education Act' ("DSHEA"), concerning among other things, the nutritional labeling of dietary supplements. One of the things that this law has done is to determine exactly what a dietary supplement is, which is defined as: "A product intended to supplement the diet by providing a dietary ingredient intended for ingestion in a supplement form not represented as a sole item of a meal or the diet which is labeled as a dietary supplement and if it is an approved new drug, it was marketed as a dietary supplement prior to such approval. If it is an approved new drug or a drug authorized for investigation for which substantial clinical investigations have been instituted and the existence of which has been made public, and it was not marketed as a dietary supplement prior to the approval, it does not qualify for the definition of nutritional supplement. Also included in the definition of dietary supplements are vitamins, minerals, herbs, botanicals, amino acids, dietary substances used by man to supplement the diet by increasing total dietary intake and concentrates, metabolites, constituents, extracts, or combination of any of these substances."

DSHEA requires that all claims made by a manufacturer in the marketing of these products conform to language composed in "structure/function" phraseology. This structure is somewhat limited due to the requirement that no verbiage, claim or act may suggest the product(s)/ingredient(s) act in any way as to: diagnose, treat, cure or prevent any disease. All materials including but not limited to labeling, product literature, oral and verbal sales materials and presentations etc., are required to conform to these restrictions.

According to DSHEA a "statement of dietary support" may be made about a product and/or ingredients if:

o the statement claims a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States, and/or
o describes the role of the nutrient or dietary ingredient intended to affect the structure or function in humans
o documents the mechanism by which the nutrient or dietary ingredient acts to maintain such structure or function, and/or

o describes general well-being from consumption of a nutrient or dietary ingredient
o the manufacturer of the supplement has substantiation that such statement is truthful and not misleading
o    the statement contains prominently displayed and in boldface the following:
     "This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease."

DSHEA requires that manufacturers notify the FDA of a nutritional support statement within 30 days after the first marketing of a supplement with the dietary support statement. This reporting provision does not permit FDA Premark approval or require FDA Premark review of the claim(s). At present time, there is no working definition of substantiation for a statement. Once the FDA is notified that the statement is being made, it can request the substantiation, and if it disagrees, take legal action where the adequacy of the substantiation would be determined in court. The industry and FDA interpretation of this rating is that making such statements without FDA notification is a violation of this portion of the law.

Further,   DSHEA  establishes   mandatory  labeling   requirements  for  dietary
supplements. A supplement will be deemed misbranded:

o if the label or labeling fails to list the name of each ingredient of the supplement that qualifies as a dietary supplement and the quantity of each such ingredient; if the product is a proprietary blend it is misbranded if the total quantity of all ingredients in the blend is not listed;
o    the product does not bear a product identity as a "dietary supplement';
o it contains an herb or other botanical as a supplement and fails to disclose the part of the plant from which the ingredient is derived; and
o if a supplement is covered by compendium (e.g. United States Pharmacopoeia) specifications and is represented to conform to such specifications, but fails to do so or; the supplement is not in a compendium and fails to have the identity and strength it is represented to possess or fails to meet specifications based on valid assays or other appropriate methods that it is represented to meet.

Dietary supplement labels must also conform to the requirements that nutrition information shall:

o first list those dietary ingredients present in the product in a significant amount and for which an RDI (Recommended Daily Intake) has been established, followed by other dietary ingredients for which no RDI has been established and a listing of the quantity per serving of the dietary supplement (with a statement of source being optional).

The nutrition information must immediately precede ingredient-listing information, but no ingredient need be listed twice. The law also provides that a statement of the level of a dietary ingredient in a product for which there is not an RDI does not result in the product being misbranded.

o Finally, DSHEA addresses new dietary ingredients, i.e. a dietary ingredient that was not marketed in the United States prior to October 15, 1994. The law specifically states that a dietary ingredient marketed prior to October

     15, 1994 is not a new dietary ingredient. In order to market a new dietary ingredient without the product being adulterated, the product must:
o contain only dietary ingredients that have been present in the food supply as an article used for food in a form in which the food has not been chemically altered (i.e. an ingredient in a "food" that has not previously been sold as a dietary supplement) or
o there is a history of use or other evidence of safety for the ingredient when used as recommended and the manufacturer or distributor provides all relevant information to the FDA 75 days before introducing the product into interstate commerce. The information is to be kept confidential by the FDA for a period of 90 days after its receipt, after which time, the information will be made available to the public. This law also provides a mechanism for petitioning.

Trademarks. Roex is a registered trademark of the Company. In addition, the names "PC-95", "WOW", "Incite", and "Advanced Men's Formula" are all pending, with applications having been filed in the U.S. Patent and Trademark Office. These registrations are being monitored by our regulatory and trademark attorney.

Licensing Agreements. Roex maintains licensing agreements with a number of raw material suppliers which allows inclusion of that supplier's trademarked logos on all marketing materials containing these ingredients. These agreements allow use of camera ready logos to be displayed on packaging, labels, and collateral materials, providing instant national recognition to the consumer of high-quality ingredients within Roex formulations. As an added benefit to Roex, several of these licensing agreements also provide a financial discount off the bulk purchase price of raw materials from these suppliers. These agreements are effective at the time of contract signing and remain in effect throughout the life of each product.

Our Employees

We currently employ 32 full time employees of whom seven are in management and administration, 22 sales and marketing and three in warehousing and distribution. Our employees are not unionized, and we believe our relationship with our employees is good.

Our Facilities

Our principal offices are located at 2081 Business Center Drive, Suite 185, Irvine, California 92612, telephone number (714) 476-8675. We lease approximately 7,400 square feet of space under an operating lease, which encompasses most operations: administration telemarketing, shipping/receiving, and inventory control. The annual rent is $115,000 and the lease expires February 28, 2001. Shipping and receiving operate in a separate 2,000 square foot facility with lease expiring on the same date as the main facility with an annual rent of $24,000. Although currently our facilities are quite suitable and adequate, we anticipate that we will require additional office space of approximately 5,000 square feet within the next six months. Office space of this size is readily available in the proximity of our location.

Legal Proceedings

We are not a party to any legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

Our officers and directors and their ages are as follows:


                                                                         First Year
                                            Position                      Elected
         Nominees                          with Company                   Director          Age
-----------------------------       ----------------------------        -----------       -----



Rodney H. Burreson                    Chairman of the Board,                1994            66
                                      President and Chief
                                      Executive Officer

Derek Burreson                        Director, Chief Operating             1999            31
                                      Officer and Secretary

William B. Barnett                    Director                              1998            58

Robert Stuckelman                     Director                              1998            67

Shri K. Mishra, M.D., M.S.            Director                              1999            57



BUSINESS EXPERIENCE OF DIRECTORS

Rodney H.  Burreson is the Founder,  Chairman of the Board of  Directors,  Chief
Executive Officer and President of the Company and has served in those capacities since its inception in July 1994. Since earning his degree in business in 1960 from the University of Minnesota, Mr. Burreson has spent his entire career in sales and marketing in a myriad of industries, including, but not limited to, insurance, real estate, and financial services. Always interested in the nutrition/fitness industry, Mr. Burreson, through his radio talk shows and seminars, has become a recognized name in nutrition and dietary supplement industries.

Derek Burreson is the Chief Operating Officer and Secretary of Roex since January 1996 and was elected a director in July 1999. His primary responsibilities include telemarketing,management information systems, shipping and customer services. Other responsibilities include media manager (radio and
TV) as well as hosting daily live radio programs. Prior to joining the Company in January 1996, Mr. Burreson was a registered cta (commodities trading advisor) and broker with Great Pacific Trading Co. (Grant's Pass, Oregon) where his responsibilities included publishing a monthly newsletter (trend watch), customer account executive, head of market analysis and daily market recommendations. From 1993 to December 1994, Mr. Burreson worked for MT Construction in Ojai, California. Mr. Burreson graduated in 1992 from Cal State San Bernardino University with a degree in marketing and finance.

William B. Barnett has served as a Director of the Company since September 1998. Mr. Barnett has been an attorney for over 25 years, specializing in corporate and securities law and is in private practice in Sherman Oaks, California. Mr. Barnett formerly taught corporate and securities law in the paralegal program at California State University at Los Angeles. Mr. Barnett received his L.L.B. from De Paul University Law School in Chicago, Illinois.

Robert Stuckelman has served as a director of the Company since September 1998. He founded and served as President of CompuMed, Inc. (a manufacturer and distributor of medical products), from 1973 to 1982 and from 1989 to 1994. He has been a director of CompuMed since its inception to the present. From 1982 to

1989 and from 1994 until the present he has been a business consultant to small companies and large corporations. He has been on the Board of Directors of the Board of Medical Resources Management, Inc. since 1996 to the present. He holds a Master's degree in Electrical Engineering from USC and a Bachelor's degree in Electrical Engineering from Cornell University.

Shri K. Mishra, M.D., M.S. (Administrative Medicine), was appointed a director in 1999. He has been a practicing neurologist, a teaching professor and a researcher and administrator as Associate Dean at the USC School of Medicine since 1987. He is also the coordinator of the Integrative (alternative and conventional) Medicine program at USC and is a staff neurologist at the Sepulveda VA Hospital. He has been Medical Director of the VA out patient clinic in Los Angeles. He is involved at USC on the World Bank AIDS prevention program in India. He previously served as the Chief of Neurology at the University of Mississippi Medical Center. He lectures extensively at medical conferences in the United States, India, and other foreign countries. He received his initial medical degree from BHU Varanasi, India, in 1964. He subsequently received M.D. medical degree from the University of Toronto in 1971. He was board certified in Neurology in 1976, and received his M.S. in Administrative Medicine from the University of Wisconsin, in Madison, in 1990. He also has a Doctor of Ayurvedic Medicine from BHU Varanasi, India. He is Chair of Study Section of National Center for Complementary Alternative Medicine of the National Institute of Health. He has been involved as a health care consultant for profit and non-profit organizations.

Election of Directors

Each Director of Roex is elected at the annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his or her successor is elected and qualified. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his or her successor is elected or qualified.


Directors' Compensation

Directors who are not employees of Roex are paid $500 per meeting and are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings. Directors are also eligible to participate in Roex's 1999 Stock Incentive Plan.

Committees of the Board of Directors

The Board of Directors has appointed a Compensation Committee consisting of Messrs. Mishra, Barnett and Stuckelman. The Compensation Committee reviews and evaluates the compensation and benefits of all of Roex's officers, reviews general policy matters relating to compensation and benefits of Roex's employees and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers Roex's stock option plan.

The Board of Directors has also appointed an Audit Committee consisting of Messrs. R. Burreson, Barnett and Stuckelman. The Audit Committee reviews, with Roex's independent auditors, the scope and timing of the auditors' services, the auditors' report on Roex's financial statements following completion of the auditors' audit, and Roex's internal accounting and financial control policies and procedures. In addition, the Audit Committee will make annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year.


Limitation of Liability and Indemnification

Our Articles of Incorporation limit the liability of our Company's directors for monetary damages to the maximum extent permitted by California law. California law provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of our Company or is or was serving at the request of our Company or for its benefit as a director or officer of another corporation, or as oru Company's representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the California law from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

In addition, our Bylaws provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by our Company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by our Company. Such right of indemnification is a contract right that is not exclusive of any other right such directors, officers or representatives may have, including rights under any bylaw, agreement, vote of shareholders, provision o law and any other rights.

We have also entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, including attorneys fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Roex, arising out of such person's services as a director or executive officer of Roex, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Roex pursuant to the provisions of our charter documents, California law or the agreements described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Executive Compensation

The following table sets forth the compensation earned by Rodney H. Burreson, our founder and Chief Executive Officer, during the fiscal years ended December 31, 1997, 1998 and 1999. Mr. Burreson is the only officer whose salary exceeded

$100,000 for such fiscal year. No bonuses have ever been paid to Mr. Burreson. In accordance with a written employment agreement commencing November 1, 1998 and ending October 31, 2003, Mr. Burreson receives as a salary 6% of the net sales, plus $1,000/month car allowance. In addition, in July 1999, Mr. Burreson received 150,000 stock options exercisable at prices ranging between $1.50 and $1.65.

                           Summary Compensation Table

                                                                           Long-Term Compensation
                                                                                   Awards
Name and                                                                                         All Other
Principal                       Annual Compensation                  Securities Underlying        Compen-
Position           Year      Salary($)       Bonus($)     Other($)           Options              ation($)
-----------       ------     ----------     ---------     --------   ----------------------     -----------

Rodney H.
 Burreson,         1999       $322,998         -0-            *               -0-*                   -0-
Pres. & CEO        1998        218,168         -0-            *               -0-                    -0-
                   1997        207,554         -0-            *               -0-                    -0-



1999 Stock Incentive Plan

On May 12, 1999, our Board of Directors approved a 1999 Stock Incentive Plan. The purpose of the 1999 Plan is to enable us to recruit and retain selected officers and other employees by providing equity participation in Roex to such individuals. Under the 1999 Plan, regular salaried employees, including directors who are full time employees, may be granted options exercisable at not less than 100% of the fair value of the share at the date of grant. The exercise price of any option granted to an optionee who owns stock possessing more than 10% of the voting power of all classes of stock of the Company must be 110% of the fair market value of the Common Stock on the date of grant and the duration may not exceed five years. Since there is no public market for our shares, the fair market value has been determined from time to time by the Board of Directors. Options generally become exercisable at a rate of 33% of the shares subject to option one year after grant. The remaining shares generally become exercisable ratably over an additional 24 months. The duration of options may not exceed ten years. Options under the Plan are nonassignable, except in the case of death and may be exercised only while the optionee is employed by Roex or, in certain cases, within three months after termination of employment or within twelve months of death. The purchase price and number of shares that may be purchased upon exercise of options are subject to adjustment in certain cases, including stock splits, recapitalizations and reorganizations.

The amount of options granted and to whom, are determined by the Compensation Committee of the Board of Directors at their discretion. There are no specific criteria, performance formulas or measures.

Under the 1999 Plan, there are 1,000,000 common shares available for grant.

The following table sets forth certain information with respect to all qualified and non-qualified stock options held as of December 31, 1999 by our executive officers under the 1999 Plan. All options are exercisable at a price equal to fair market value on date of grant and terminate ten years from date of grant, or such shorter period as is determined by the Board of Directors.


                    Option Grants in the Last Fiscal Year

                                                                                              Number of
                                                                                               Shares
                             Date of          Amount of          Exercise    Expiration       Currently
      Name                    Grant             Shares            Price         Date         Exercisable
---------------------        -------          -----------       ----------- ------------    --------------

Rodney H. Burreson           7/14/99            60,000             $1.65       7/13/04              -0-
                             7/14/99            90,000(1)           1.50       7/13/09           90,000

Derek Burreson               7/14/99            60,000              1.50       7/13/09              -0-
                             7/14/99            65,000(1)           1.50       7/13/09           65,000

Peter  Weber                 7/14/99            50,000              1.50       7/13/09              -0-

Dennis M. Watson             7/14/99            50,000              1.50       7/13/09              -0-

William B. Barnett           7/14/99            75,000(1)           1.50       7/13/09           75,000
                             8/19/98            25,000(1)            .50       8/18/08           25,000

Robert Stuckelman            7/14/99            75,000(1)           1.50       7/13/09           75,000
                             8/19/98            25,000(1)            .50       8/18/08           25,000

Shri K. Mishra               7/14/99            50,000(1)           1.50       7/13/09           50,000



(1)  Non-qualified stock options.


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

For valuation purposes, the last sale of a private placement at $1.50 per share is used.



                                                                                Value of
                                                                  Number of   Unexercised in-
                                                                Unexercised     the-money
                                                               Options/SARs   Options/SARs
                                   Shares                      at FY-End(#)   at FY-End($)
                                 Acquired on          Value    Exercisable/   Exercisable/
         Name                     Exercise(#)       Realized   Unexercisable  Unexercisable
-----------------------        ----------------    ----------- -------------- ----------------



Rodney H. Burreson                   -0-                -0-     90,000/60,000       -0-/-0-

Derek Burreson                       -0-                -0-     65,000/65,000       -0-/-0-

Peter Weber                          -0-                -0-        -0-/50,000       -0-/-0-

Dennis M. Watson                     -0-                -0-        -0-/50,000       -0-/-0-

William B. Barnett                   -0-                -0-    100,000/-0-      $25,000/-0-

Robert Stuckelman                    -0-                -0-    100,000/-0-      $25,000/-0-

Shri K. Mishra                       -0-                -0-     50,000/-0-          -0-/-0-


                             PRINCIPAL SHAREHOLDERS


The following table sets forth the beneficial ownership of our common stock as of January 31, 2000 and as adjusted to reflect the sale of the shares of common stock offered hereby by:

o each person or entity who is known by us to beneficially own more than 5% of our outstanding common stock;

o    the CEO, each of the named  executive  officers and each of our  directors;
     and

o    all executive officers and directors as a group.

Unless otherwise indicated, the address for each of the named individuals is c/o Roex, Inc., 2081 Business Center Drive, Suite 185, Irvine, California 92612. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder and, except as otherwise indicated or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder. Pursuant to the rules of the Commission, in calculating percentage ownership, each person is deemed to beneficially own shares subject to options or warrants exercisable within 60 days of the date of this Prospectus, but shares subject to options or warrants owned by others (even if exercisable within 60 days) are deemed not to be outstanding.


                                                                       Percentage of Outstanding
                                                                             Common Stock

                                 Shares                                    After  Offering
 Name and Address             Beneficially         Prior to Offering   --------------------------
of Beneficial Owner              Owned                                   Minimum      Maximum
------------------------    ----------------     -------------------   ----------   -------------

Rodney H. Burreson             2,890,000                54.7              46.8           42.6

Derek Burreson                   115,000                 2.2               2.0            1.8

Peter Weber                          -0-                   *                 *              *



                                                                       Percentage of Outstanding
                                                                             Common Stock

                                 Shares                                    After  Offering
 Name and Address             Beneficially         Prior to Offering   --------------------------
of Beneficial Owner              Owned                                   Minimum      Maximum
------------------------    ----------------     -------------------   ----------   -------------


William B. Barnett               115,000                 2.2               2.0            1.8
15233 Ventura Boulevard
Suite 1110
Sherman Oaks, CA 91403

Robert Stuckelman                115,000                 2.2               2.0            2.0
2081 Business Center Drive
Suite 185
Irvine, CA 92612

Shri M. Mishra, M.D., M.S         50,000                   *                 *              *

Bison Group                      698,100                13.2              11.3           10.3
315 Arden Drive
Glendale, CA 91206

All Officers and Directors
as a group (6 in number)       3,285,000                61.7              52.7           48.1



*    Represents less than 1% of issued and outstanding shares.


                             METHOD OF DISTRIBUTION

We are offering to sell up to 1,000,000 shares of our Common Stock. The Common Stock will be offered by our officers and directors on a "mini-max" basis. If we are unable to sell at least 500,000 shares of the Common Stock offered hereby within 90 days from the date of this Prospectus, which period can be extended by us for an additional 90 days, we will cancel this offering and return all monies collected from subscribers and held in escrow without interest or deduction. If 500,000 shares are sold, the offering will continue without an escrow provision until (1) all of the remaining 500,000 shares are sold, (2) 90 days (up to 180 days if so extended) from the date of this Prospectus, or (3) the prior termination of the offering by Roex, whichever occurs first.

We may retain a Placement Agent and/or use the services of NASD member broker/dealers to assist us in the sale of the shares. There are currently no placement agents or brokier/dealers involved in this offering. We may pay broker/dealers or placement agents fees of up to 13% of the gross offering proceeds.

The Common Stock will be sold at the price of $5.00 per share. The minimum number of shares a subscriber is required to purchase in order to subscribe to the offering hereby will be 100 shares. We reserve the right to withdraw, cancel or modify the offering hereby and to reject subscriptions, in whole or in part, for any reason.


DETERMINATION OF OFFERING PRICE

Prior to the offering hereby, there has been no public market for the Common Stock. The offering price has been arbitrarily determined by the Company and may not be indicative of the market price for the Common Stock after this offering. In determining the offering price, the Company considered, among other things, the earnings of comparable publicly traded nutritional supplement companies and the trading price of the stock of those companies. The Company makes no representations as to any objectively determinable value of the Common Stock.

SUBSCRIPTION PROCEDURES

After the registration statement has been declared effective, the Company will provide to each prospective investor a copy of the final Prospectus relating to this offering which includes an agreement to purchase shares of the Common Stock (the "Subscription Agreement"). Completed Subscription Agreements, together with the appropriate payment for the Common Stock, must be mailed to the Escrow Agent. See "Summary - How to Purchase Shares." The Company's acceptance of a subscription shall be evidenced solely by the delivery to the Subscriber of a written confirmation of sale. Receipt of a Subscription Agreement and/or deposit with the Escrow Agent for the subscribed shares as described herein shall not constitute acceptance of a subscription. All subscription payments and executed Subscription Agreements will be delivered to[BANK], the Escrow Agent. Until the Initial Closing, the subscription payments will be deposited into an escrow account established with the Escrow Agent, subject to the Initial Closing on such escrowed funds once the Company has accepted subscriptions for at least 500,000 shares. After the Initial Closing, subscription proceeds shall be deposited by the Escrow Agent in a segregated account, subject to subsequent closings on additional subscriptions received from time to time as determined by Roex. Roex will process and consider for acceptance all qualified subscriptions in the order received. Stock certificates will not be issued to subscribers until such time as good funds related to the purchase of Common Stock by such subscribers are released from the escrow account to Roex by the Escrow Agent with respect to the initial closing, or from the segregated subscription account to Roex, with respect to subsequent closings. Until such time as stock certificates are issued to the subscribers, the subscribers will not be considered shareholders of Roex.

Subscribers will have the right to a return of their subscription payment held in the escrow account or the segregated subscription account until Roex decides to accept such payment; all interest earned on such funds will belong to Roex.

                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we will have outstanding a total of 6,288,584 shares of Common Stock, assuming the sale of all of the shares covered by this offering. Of these shares, the 1,000,000 shares offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, unless held by affiliates of Roex, as that term is defined in Rule 144. The remaining 5,288,584 shares of Common Stock outstanding upon completion of the offering are "restricted securities" as that term is defined in Rule 144. All of these shares will be eligible for sale in the public market after the date of this Prospectus, all under and subject to the restrictions contained in Rule 144.

In addition, we have reserved a total of 170,000 shares of Common Stock for issuance upon conversion of the outstanding Convertible Notes and 496,350 for issuance upon exercise of the outstanding Warrants and options. The shares of Common Stock issuable upon such conversion and exercise will be restricted securities and may be resold upon compliance with the holding period, volume limitations, manner of sale and other provisions of Rule 144. Generally, the holding period for the shares issuable on such conversion of Notes will begin upon purchase of the Notes and the holding period for shares relating to the Warrants will not begin until the effective date of such exercise.

In general, under Rule 144 as currently in effect, a person who has beneficially owned the stock for at least one year, including the holding period of any prior owner except an affiliate from whom such stock was purchased, is entitled to sell in broker's transactions or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares of stock that does not exceed the greater of (a) one percent of the number of shares of Common Stock then outstanding, or (b) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about Roex. Persons other than affiliates who have beneficially owned such stock for at least two years are not subject to the notice, manner of sale, volume or public information requirements and may sell such shares immediately following the Offering.

Prior to the Offering, there has not been any public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices and impair our ability to raise capital through the sale of equity securities.


                          DESCRIPTION OF CAPITAL STOCK

The Amended Articles of Incorporation authorize capital stock consisting of 50,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, $.01 par value.

Common Stock

As of December 31, 1999, there were 5,288,584 shares of common stock outstanding that were held of record by approximately 40 shareholders.

Each outstanding share of common stock is entitled to one vote on all matters to be submitted to a vote of shareholders, except that, upon giving the notice required by law, shareholders may cumulate their votes in the election of directors. Holders do not have preemptive rights, so we may issue additional shares that may reduce each holder's voting and financial interest in our company. The right of holders of our common stock to receive dividends may be restricted by the terms of any shares of our preferred stock issued in the future. If we were to liquidate, dissolve, or wind up our affairs, holders of common stock would share proportionately in our assets that remain after payment of all of our debts and obligations and after any liquidation payments with respect to preferred stock.

Preferred Stock

Our board has authority, without further action by the shareholders, to issue up to 5,000,000 of preferred stock, par value $.01. We can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, and conversion rights. This could dilute the voting strength of the holders of common stock and may help our management impede a takeover or attempted change in control.

Convertible Notes

We have issued in two private placements Convertible Promissory Notes in the aggregate principal amount of $195,000. All of the Notes have an interest rate of 12% per annum. $30,000 of the Notes are due and payable on October 14, 2000, and $165,000 are due and payable on June 30, 2002. Each of the Notes was issued in exchange for cash.

The Notes issued under both placements may be converted into shares of common stock at any time prior to maturity. For the Notes issued under the placement commenced September 1998, the holder may convert the Note into that number of shares of common stock determined by dividing the face amount of the Note by $.50. For the Notes issued under the placement commenced June 1999, the holder may convert the Note into that number of shares of common stock determined by dividing the face amount of the Note by $1.50. We have reserved for issuance on conversion of the Notes a total of 170,000 shares of our common stock.


TRANSFER AGENT AND REGISTRAR


The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, 2nd Floor, Glendale, CA 91204; telephone:
(818) 502-1404.


                                  LEGAL MATTERS

The legality of our securities offered will be passed on for Roex by the Law Offices of William B. Barnett, 15233 Ventura Boulevard, Suite 1110, Sherman Oaks, California 91403. Mr. Barnett is a Director of the Company and owns 15,000 shares of our Company's common stock. He is also owns $25,000 of debentures convertible into 36,333 shares of our common stock.



                                     EXPERTS

The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Stonefield, Josephson, Inc., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance given upon their authority of said firm as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               -------------------

                                  A MINIMUM OF
                                 500,000 SHARES
                                       AND
                                  A MAXIMUM OF
                                1,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                  ------------

                                   PROSPECTUS

                                  ------------



                               _____________, 2000

                                   ROEX, INC.

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                    CONTENTS

                                                                  Page

Independent Auditors' Report                                        1

Financial Statements:
  Balance Sheet                                                     2
  Statements of Income (Operations)                                 3
  Statements of Stockholders' Deficit                               4
  Statements of Cash Flows                                        5-6
  Notes to Financial Statements                                  7-15

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Roex, Inc.
Irvine, California


We have audited the accompanying balance sheet of Roex, Inc. as of December 31, 1999, and the related statements of income (operations), stockholders' deficit and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roex, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.





CERTIFIED PUBLIC ACCOUNTANTS

Newport Beach, California
January 19, 2000

                                   ROEX, INC.

                        BALANCE SHEET - DECEMBER 31, 1999

                                                           ASSETS

Current assets:
  Cash                                                                                    $       306,552
  Accounts receivable                                                                               2,600
  Loans to officer-stockholder                                                                     33,152
  Inventory                                                                                       254,221
  Prepaid expenses                                                                                 30,802
                                                                                          ---------------
          Total current assets                                                            $       627,327

Property and equipment, net of
  accumulated depreciation and amortization                                                        80,648

Other assets:
  Deposits                                                                                         10,853
  Deferred offering costs                                                                          91,935
                                                                                           --------------
          Total other assets                                                                      102,788
                                                                                           --------------
                                                                                           $      810,763
                                                                                           ==============

                                            LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable and accrued expenses                                                   $       242,659
  Current maturities of obligations under capitalized leases                                       21,397
  Current maturities of notes and loans payable                                                   539,181
                                                                                          ---------------

          Total current liabilities                                                        $      803,237

Obligations under capitalized leases,
  less current maturities                                                                          38,551

Notes and loan payable, less current maturities                                                   364,134

Stockholders' deficit:
  Common stock; no par value, 50,000,000 shares
  authorized, 5,288,584 shares issued and outstanding                                             677,687
  Additional paid-in capital                                                                       35,000
  Stock subscriptions receivable                                                                  (80,000)
  Accumulated deficit                                                                          (1,027,846)
                                                                                           ---------------
          Total stockholders' deficit                                                            (395,159)
                                                                                           ---------------
                                                                                           $      810,763
                                                                                           ===============



See accompanying independent auditors' report and notes to financial statements.

                                   ROEX, INC.

                        STATEMENTS OF INCOME (OPERATIONS)




                                                                       Year ended                         Year ended
                                                                   December 31, 1999                  December 31, 1998
                                                                   -----------------                  -----------------

Net sales                                                          $       5,736,832                   $     3,934,910

Cost of sales                                                              1,263,082                         1,070,590
                                                                   -----------------                   ---------------

Gross profit                                                               4,473,750                         2,864,320
                                                                   -----------------                   ---------------

Operating expenses:
  Payroll and related expenses                                             1,567,779                         1,273,716
  Sales and marketing                                                      1,086,092                           936,764
  General and administrative                                               1,165,721                           772,901
  Debt restructuring and loan fees                                                 -                           229,775
  Interest                                                                   119,226                           113,628
                                                                   -----------------                   ---------------
                                                                           3,938,818                         3,326,784
                                                                   -----------------                   ---------------

Net income (loss) before provision for
  income taxes                                                               534,932                          (462,464)

Provision for income taxes                                                       800                               800
                                                                   -----------------                   ---------------

Net income (loss)                                                  $         534,132                   $      (463,264)
                                                                   =================                   ===============

Net income (loss) per share:
  Basic                                                            $            0.10                   $         (0.10)
                                                                   =================                   ===============
  Diluted                                                          $            0.09                   $         (0.10)
                                                                   =================                   ===============

Weighted average common equivalent
  shares outstanding:
  Basic                                                                    5,288,296                         4,826,870
                                                                   =================                   ===============
  Diluted                                                                  6,086,761                         4,826,870
                                                                   =================                   ===============




See accompanying independent auditors' report and notes to financial statements.

                                                    ROEX, INC.

                                        STATEMENTS OF STOCKHOLDERS' DEFICIT

                                      YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                                        Additional        Stock         Total
                                                  Common stock           paid-in      subscriptions  Accumulated     stockholders'
                                              Shares         Amount      capital        receivable      deficit         deficit
                                            ----------   -----------  -------------  --------------- ------------   --------------

Balance at January 1, 1998                  4,675,000    $   433,750  $               $   (90,000)   $(1,098,714)     $ (754,964)

Common stock surrendered                      (50,000)       (10,000)                      10,000

Issuance of common stock from
  private placement offering                   44,334         59,162                                                      59,162

Issuance of common stock related to
  debt restructuring and loan fees            611,750        183,525                                                     183,525

Issuance of common stock options related
  to debt restructuring and loan fees                                        35,000                                       35,000

Net loss for the year ended
  December 31, 1998                                                                                     (463,264)       (463,264)
                                            ----------   -----------  -------------  --------------- ------------   --------------
Balance at December 31, 1998                5,281,084        666,437         35,000       (80,000)    (1,561,978)       (940,541)

Issuance of common stock from
  private placement offering                    7,500         11,250                                                      11,250

Net income for the year ended
  December 31, 1999                                                                                      534,132         534,132
                                            ----------   -----------  -------------  --------------- ------------   --------------
Balance at December 31, 1999                5,288,584    $   677,687  $      35,000     $ (80,000)   $(1,027,846)    $  (395,159)
                                            ==========   ===========  =============  =============== ============   ==============


See accompanying independent auditors' report and notes to financial statements.

                                   ROEX, INC.

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS



                                                                                   Year ended               Year ended
                                                                                December 31, 1999        December 31, 1998
                                                                                ------------------       -----------------
Cash flows provided by (used for) operating activities:
  Net income (loss)                                                             $         534,132        $      (463,264)
                                                                                ------------------       -----------------

  Adjustments to reconcile  net income (loss) to net cash
    provided by (used for) operating activities:
      Bad debts                                                                            2,780                  4,950
      Depreciation and amortization                                                       66,689                 62,187
      Loan fees related to debt restructuring                                                  -                218,525

  Changes in assets and liabilities:
    (Increase) decrease in assets:
      Accounts receivable                                                                 (1,643)                 (3,548)
      Inventory                                                                          (53,645)                 11,206
      Prepaid expenses                                                                   (27,688)                  6,770
      Other assets                                                                           498                 (10,473)

  Increase (decrease) in liabilities -
      accounts payable and accrued expenses                                             (137,562)                 66,213
                                                                                ------------------       -----------------

          Total adjustments                                                             (150,571)                355,830
                                                                                ------------------       -----------------

          Net cash provided by (used for) operating activities                           383,561                (107,434)
                                                                                ------------------       -----------------

Cash flows used for investing activities -
  payments to acquire property and equipment                                             (13,804)                 (5,352)
                                                                                ------------------       -----------------

Cash flows provided by (used for) financing activities:
  Advances to officer-stockholder                                                         (4,000)                 (1,892)
  Payments on notes and loan payable, other                                             (171,196)               (114,580)
  Proceeds from notes and loan payable, other                                            165,000                 100,000
  Deferred offering costs                                                                (91,935)                      -
  Payments on obligations under capitalized leases                                       (26,631)                (15,192)
  Proceeds from private placement, net of offering costs                                  11,250                  59,162
                                                                                ------------------       -----------------

          Net cash provided by (used for) financing activities                          (117,512)                 27,498
                                                                                ------------------       -----------------

Net increase (decrease) in cash                                                          252,245                 (85,288)
Cash and cash equivalents, beginning of year                                              54,307                 139,595
                                                                                ------------------       -----------------

Cash and cash equivalents, end of year                                          $        306,552          $       54,307
                                                                                ==================       =================




See accompanying independent auditors' report and notes to financial statements.

                                                         ROEX, INC.

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS




                                                                                  Year ended              Year ended
                                                                               December 31, 1999       December 31, 1998
                                                                               -----------------       -----------------

Supplemental disclosure of cash flow information:
    Interest paid                                                               $      119,226          $      113,628
                                                                                ==============          ==============
    Income taxes paid                                                           $          800          $          800
                                                                                ==============          ==============


Supplemental disclosure of non-cash investing and
  financing activities:
    Issuance of common stock related to
      debt restructuring and loan fees                                          $            -         $      183,525
                                                                                ==============         ==============
    Issuance of common stock options
      related to debt restructuring and loan fees                               $            -         $       35,000
                                                                                ==============         ==============
    Cancellation of stocks in exchange for
      elimination of receivable                                                 $            -         $       10,000
                                                                                ==============         ==============
    Property and equipment acquired under
      capitalized lease                                                         $       52,588         $            -
                                                                                ==============         ==============




See accompanying independent auditors' report and notes to financial statements.

                                   ROEX, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(1)      Summary of Significant Accounting Policies:

         General:

                  Roex, Inc. ("the Company") was incorporated in the State of California on October 5, 1994 as a C corporation.

         Business Activity:

                  The Company retails nutritional supplements to the general public through radio advertising, telemarketing and over the internet.

         Use of Estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue Recognition:

                  The Company recognizes revenue at the time merchandise is shipped to its customers.

         Cash:

                  Equivalents

                  For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

                  Concentration

                  The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

         Inventory:

                  Inventory is valued at the lower of cost (first-in, first-out) or market.




See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(1)      Summary of Significant Accounting Policies, Continued:

         Income Taxes:

                    The Company uses the asset and liability approach to measure temporary differences in accounting for income taxes. Temporary differences arise from differences in the time of revenue and expense recognition for financial reporting and income tax return purposes and are measured using the currently enacted tax rates and laws. The principal temporary difference is the federal net operating loss carryforward of approximately $750,000 and $1,300,000 at December 31, 1999 and 1998, respectively, which if not utilized, will start to expire in year 2018. California State net operating loss carryforward of approximately $285,000 and $850,000 at December 31, 1999 and 1998,
                    respectively, if not utilized, will start to expire in year 2003. A deferred asset has been provided and completely offset by a valuation allowance, because its utilization does not appear to be reasonably assured.

         Net Income (Loss) Per Share:

                    Net income per share has been computed using the weighted average number of common and common equivalent shares outstanding during 1999. Common equivalent shares consist of the common shares issuable upon conversion of the debt (using the if-converted method) and shares issuable upon the exercise of stock options (using the treasury stock method). For the year ended December 31, 1998 net loss per share has been computed using the weighted average number of common shares outstanding and common stock equivalents have not been included since they reduce loss per share.

         New Accounting Pronouncements:

                    The Company has adopted Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company also adopted Statement of Position No. 98-5 "Reporting on the Costs of Start-up Activities." Adoption of these pronouncements did not materially affect the financial statements.


(2)      Loans to Officer-Stockholder:

         Loans to officer-stockholder are due on demand, non-interest bearing and unsecured.




See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998



(3)      Inventory:

         Inventory is comprised of the following:

                  Finished goods                                         $      227,537
                  Labels and packaging                                           26,684
                                                                         --------------

                                                                         $      254,221
                                                                         ==============

(4)      Property and Equipment:

         Property and equipment is comprised of the following:

                  Computer equipment and software                        $      172,091
                  Office furniture and equipment                                 81,207
                  Vehicle                                                        24,778
                  Leasehold improvements                                          4,003
                                                                         --------------

                                                                                282,079
                  Less accumulated depreciation and amortization                201,431
                                                                         --------------
                                                                         $       80,648
                                                                         ==============

         Total depreciation and amortization expense for the years ended December 31, 1999 and 1998 amounted to $66,689 and $62,187, respectively.


(5)      Major Vendor:

         Purchases from four vendors amounted to approximately $960,000 for the year ended December 31, 1999 representing approximately 76% of total purchases. Included in accounts payable and accrued expenses at December 31, 1999 is approximately $28,000 due to these vendors.

         Purchases from three vendors amounted to approximately $648,000 for the year ended December 31, 1998 representing approximately 60% of total purchases.




See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(6)      Notes and Loans Payable:

         Notes and loans payable is comprised of the following:

         Note payable to  stockholder,  secured by all assets of the Company and the personal  guarantee of the principal-  stockholder,  with monthly payments of $16,697  including  principal  and interest at 13.25% per
           annum through November 1, 2001 (see Note 6-A).                                            $      337,461

         Notes payable, unsecured, principal originally due at various times starting December 1, 1999 through January 27, 2000,
           bearing interest at 12.0% per annum and payable monthly.  The
           due dates were extended to September 30, 2000.                                                   200,000

         Notes payable, others (Bridge Financing),  unsecured,  principal due on
           June 30,  2002,  interest  payable  quarterly at 12% per annum and is convertible into 74,000 restricted shares of
           common stock anytime prior to June 30, 2002.                                                     111,000

         Notes payable, unsecured, payable on demand with interest ranging
           from 12.0% to 16.0% per annum and payable monthly.                                                87,500

         Promissory  notes  payable,   related   parties   (Bridge   Financing),
           unsecured, principal due on June 30, 2002, interest payable quarterly at 12% per annum and is convertible into 36,000 restricted shares of
           common stock at anytime prior to June 30, 2002.                                                   54,000

         Note payable,  bank, secured by all assets of the Company,  with annual principal payments of $20,000 through August 5, 2001,
           interest due monthly at prime rate plus 2.0% per annum.                                           40,000

         Notes payable to stockholders/directors,  unsecured, due on October 14,
           2000 with interest at 12.0% per annum, convertible
           into 60,000 shares of common stock (see Note 6-B).                                                30,000

         Note payable, related party, unsecured, payable on demand with
           interest at 12.0% (see Note 6-C).                                                                 30,000

         Loan payable,  other,  secured by related vehicle,  bearing interest at
           9.0% per annum, payable in monthly installments of $635, including
           interest, due November 27, 2001.                                                                  13,354
                                                                                                     --------------
                                                                                                            903,315
         Less current maturities                                                                            539,181
                                                                                                     --------------
                                                                                                     $      364,134
                                                                                                     ==============


See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(6)      Notes and Loans Payable, Continued:

     A. In September 1998, the Company restructured its debt obligation to Bison Development Fund, L.P. Pursuant to this debt restructuring agreement, an additional $100,000 was loaned to the Company for working capital. The payment terms were extended through November 1, 2001 and the interest rate was increased from 12.5% to 13.25%. In addition, the Company issued 581,750 shares of its common stock valued at $0.30 per share, paid a $11,250 loan fee and granted 116,350 common stock options with an exercise price of $0.50 per share (see Note 9). These options may be exercised at anytime during the period which expires on the fourth anniversary from the date the Company becomes a publicly traded company. The Company has recorded $229,775 in debt restructuring and loan fees in the accompanying statement of income (operations) for the year ended December 31, 1998.

     B.   In October 1998,  two directors  loaned the Company  $30,000  ($15,000 each) for working capital. These notes bear interest at 12.0% per annum and are due on October 14, 2000. As part of this transaction, the Company issued these directors a total of 30,000 shares valued at $0.30 per share, which is recorded as debt restructuring and loan fees in the accompanying statement of income (operations).

     C. The note payable, related party in the amount of $30,000 requires the Company to pay $0.50 per bottle of a certain product sold or $300 per month (interest at 12%), whichever is greater through December 2000.

         The following table summarizes the aggregate maturities of the notes and loan payable as of December 31, 1999:

              Year ending December 31,
                      2000                     $      539,181
                      2001                            199,134
                      2002                            165,000
                                               --------------
                                               $      903,315
                                               ==============

         Total interest expense for the years ended December 31, 1999 and 1998, including interest on obligations under capital leases, amounted to $119,226 and $113,628, respectively.

         Bridge Financing

         Starting in July 1999, the Company issued 12% subordinated convertible notes in the amount of $165,000, which are included in notes and loans payable as non-current. These notes are due on June 30, 2002, are unsecured, and interest is payable in cash at the end of each quarter. These notes may be converted at any time prior to the due date into common stock shares of the Company at the conversion rate of $1.50 of debt for one share of common stock.

See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998



(7)      Obligations Under Capitalized Leases:

         The Company leases office and computer equipment under capital leases which are secured by related assets with a net book value of approximately $63,000. The following is a schedule, by year, of future minimum lease payments required under capital leases together with the present value of the net minimum lease payments as of December 31, 1999:

                  Year ending December 31,
                      2000                                        $       23,230
                      2001                                                22,064
                      2002                                                17,034
                      2003                                                 7,392
                                                                  --------------

                  Total minimum lease payments                            69,720
                  Less amounts representing interest                       9,772
                                                                  --------------
                  Present value of net minimum lease payments             59,948
                  Less current maturities                                 21,397
                                                                  --------------
                                                                  $       38,551
                                                                  ==============

(8)      Commitments, Contingencies and Other:

         Operating Leases

         The Company leases its warehouse and office space under two non-renewable operating leases, which expire on February 28, 2001. Pursuant to these lease agreements, the Company is also responsible for maintaining certain minimum insurance requirements and for its proportionate share (approximately 15%) of common area expenses.

         The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of December 31, 1999:


                                                                  Warehouse and
                                                                   office space       Equipment          Total
                                                                 ---------------    --------------  ---------------
                  Year ending December 31,
                      2000                                       $       120,833    $      23,980   $       144,813
                      2001                                                20,139           11,990            32,129
                                                                 ---------------    -------------   ---------------

                                                                 $       140,972    $      35,970   $       176,942
                                                                 ===============    =============   ===============



          Total rent expense amounted to $121,435 and $127,841 for the years ended December 31, 1999 and 1998, respectively.




See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(8)      Commitments, Contingencies and Other, Continued:

         Royalty Agreement, Related Party

         The Company is party to a royalty agreement with a minority stockholder, which requires the payment of a minimum royalty of $0.50 per bottle of a particular product sold. The agreement expires in November 2003. Total royalty expense for the years ended December 31, 1999 and 1998 amounted to $19,416 and $19,027, respectively.

         Advertising

         Advertising costs, consisting primarily of radio advertising, are expensed when incurred and amounted to approximately $991,000 and $794,000 for the years ended December 31, 1999 and 1998, respectively.

         Principal Stockholder-Officer Compensation

         Effective November 1998, the Board of Directors of the Company approved the compensation of the principal stockholder-officer at 6% of net sales, payable monthly.


(9)      Common Stock:

         Private Placement

         On November 18, 1998, the Company initiated a private placement offering (the "Private Placement") of 666,667 shares of the Company's common stock at an offering price of $1.50 per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 504 of Regulation D. During 1998, net proceeds amounted to $59,162, which is net of related offering costs of $7,339, from the issuance of 44,334 shares of its common stock. During 1999, net proceeds amounted to $11,250 from the issuance of 7,500 shares of its common stock.

         Initial Public Offering

         During December 1999, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to regulation S-B under the Securities Act of 1933, to sell up to a total of 1,000,000 shares of its common stock at $5.00 per share. During 1999, the Company incurred $91,935 of offering costs (primarily related to legal, accounting and filing fees), which is presented on the accompanying balance sheet as deferred offering costs. Upon the successful completion of the proposed offering, deferred offering costs will be netted against the gross proceeds.




See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(9)      Common Stock, Continued:

         Non-Qualified Stock Options

         In 1998, pursuant to a debt and debt-restructuring agreement with a current stockholder (see Note 6), the Company granted 116,350 non-qualified common stock options with an average exercise price of $0.50 per option as an incentive to renegotiate.

         The Company also granted 50,000 non-qualified common stock options to two of its directors at an exercise price of $0.50 per share.

         Incentive Stock Option Plan

         In 1999, the Company adopted an Incentive Stock Option Plan (the "Plan") that provides for granting of options to acquire common stock of the Company ("Options"). Options under the Plan may be issued to directors, executives, key employees and consultants providing valuable services to the Company. A maximum of 1,000,000 shares of the Company's common stock maybe issued under the Plan. The Board of Directors administer the Plan, selects recipients to whom options are granted and determines the number of shares to be granted. Options granted under the Plan are exercisable at a price determined by the Board of Directors at the time of grant, but in no event less than fair market value. During 1999, 737,500 options have been granted under this plan.

         The number and weighted average exercise prices of options granted for the years ended December 31, 1999 and 1998 are as follows:

                                                                     1999                               1998
                                                             -------------------------------    ---------------------------
                                                                                  Average                             Average
                                                                                 Exercise                            Exercise
                                                              Number               Price            Number             Price
                                                             ---------          ----------       -----------        ----------
         Outstanding at beginning of the year                  166,350            $  0.50          581,750
        $0.50
         Granted during the year                               737,500               1.53          166,350              0.50
         Outstanding at end of the year                        903,850               1.34          166,350              0.50
         Exercisable at end of the year                        496,350               1.19          166,350              0.50
         Exercised during the year                                   -                  -                -                 -
         Cancelled during the year                                   -                  -          581,750              0.50



         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("FASB 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equal or exceed the fair market value of the underlying stock on the date of grant, no compensation expense is recognized.




See accompanying independent auditors' report.

                                   ROEX, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(9)      Common Stock, Continued:

         Proforma information regarding net income (loss) and earnings (loss) per share, pursuant to the requirements of FASB 123, for the years ended December 31, 1999 and 1998, are as follows:


                                                                         1999                               1998
                                                           ---------------------------------   ----------------------------
                                                             Historical           Proforma       Historical       Proforma
                                                           ---------------      ------------   -------------- -------------
         Net income (loss)                                 $     534,132        $    109,460   $    (463,264) $    (513,169)

         Net income (loss) per share - basic               $        0.10        $      0.02    $      (0.10)
        (0.11)

         Net income (loss) per share - diluted             $        0.09        $      0.02*   $      (0.10)
        (0.11)


* In computing the proforma diluted net income, an adjustment of approximately $24,000 arising from interest savings from conversion of debts to equity has been made in the Proforma net income for the year ended December 31, 1999.

See accompanying independent auditors' report.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 204(a)(10) of the California General Corporation Law (the "GCL") permits corporations to eliminate the liability of a Director to the corporation or its stockholders for monetary damages for breach of the Director's fiduciary duty of care. Our Articles of Incorporation include such a provision eliminating the liability of Directors to the fullest extent permissible under California law. Under the GCL irectors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the director derived an improper personal benefit. Such imitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not California law would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, including attorneys fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Roex, arising out of such person's services as an director or executive officer of Roex, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

We are not obligated to indemnify the indemnitee with respect to (a) acts, omissions or transactions from which the indemnitee may not be relieved of liability under applicable law, (b) claims initiated or brought voluntarily by the indemnitee and not by way of defense, except in certain situations, (c) proceedings instituted by the indemnitee to enforce the Indemnification Agreements which are not made in good faith or are frivolous, or (d) violations of Section 16(b) of the Securities Exchange Act of 1934 or any similar statute.

While not requiring the maintenance of directors' and officers' liability insurance, if there is such insurance, the indemnitee must be provided with the maximum coverage afforded to Directors, officers, key employees, agents or fiduciaries if indemnitee is a Director, officer, key employee, agent or fiduciary, respectively. Any award of indemnification to an agent would come directly from our assets, thereby affecting a stockholder's investment.

These indemnification provisions and the Indemnification Agreements may be broad enough to permit indemnification of our officers and Directors for liabilities (including reimbursement of expenses) arising under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:



                 SEC Filing Fee                           $   1,475
                 Printing Expenses                           30,000
                 Accounting Fees and Expenses                50,000
                 Legal Fees and Expenses                     85,000
                 Blue Sky Fees and Expenses                   7,500
                 Registrar and Transfer Agent Fees            2,500
                 Miscellaneous                               23,525
                                                           --------
                         Total                              200,000


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

NOTES AND LOANS PAYABLE. On December 31, 1996, Roex issued promissory notes ("Notes") in the amount of $100,000 each to two non-related parties. The Notes were due December 31, 1999 and carried interest of 12% per annum. On August 31, 1999, the two holders of the Notes agreed to extend the due date of the Notes to September 30, 2000.

In  January  1998,  Roex  borrowed  $30,000  from  Prostate,   Ltd.,  a  limited
partnership comprised of three non-affiliated limited partners. The borrowing is evidenced by a demand promissory note with interest at 12% per annum.

In September 1998, we restructured our debt obligation to a current stockholder. Pursuant to this debt restructuring agreement, an additional $100,000 was loaned to us for working capital. The payment terms were extended through November 1, 2001, and the interest rate was increased from 12.5% to 13.25%. In addition, we issued 581,750 shares of our Common Stock, valued at $0.30 per share, paid an $11,250 loan fee and granted 116,350 Common Stock options with an exercise price of $0.50 per share to the lender. These options may be exercised at any time during the period which expires on the fourth anniversary from the date we become a publicly traded company.

In October 1998, two of our directors, Messrs. Barnett and Stuckelman, loaned us an aggregate of $30,000, evidenced by convertible subordinated promissory notes with interest at 12% per annum (the "Notes"). The Notes are due on October 4, 2000. The holders of the Notes may convert the Notes into 60,000 shares of Roex

Common Stock at any time prior to October 4, 2000. In connection with this loan, Roex issued 30,000 shares valued at $0.30 per share to the two directors.

Between December 1998 and January 1999, we sold 51,834 shares of our Common Stock at $1.50 per share (or an aggregate of $86,751) to 27 persons. The sales were made pursuant to a private placement and were sold by the officers and directors of Roex. No commissions were paid for sales of stock.

Between July and September 1999, pursuant to a private placement, we issued Convertible Promissory Notes (the "Notes") in the aggregate amount of $165,000. The notes have interest rates of 12% per annum and are convertible into shares of Common Stock at $1.50 per share at any time prior to the due date of June 30, 2002. No commissions were paid for the sale of the Notes.

Roex's issuance of all of the foregoing securities were effected in transactions exempt from registration under section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. All of the investors (total of 26) in all of the private placements, except the December 1998 to January 1999 offering, were sophisticated and accredited persons. At least one of the officers and directors had a prior relationship with the investors. The December 1998 to January 1999 offering was pursuant to a private placement memorandum. Each investor executed a subscription agreement representing that he/she was purchasing securities not with a view to distribute. Less than 35 persons purchased in this offering.

ITEM 27. EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

EXHIBIT
NUMBER                             DESCRIPTION
-------   ----------------------------------------------------------------------

3         Charter Documents
          3.1  Articles of Incorporation
          3.2  Bylaws
4         Instruments defining rights of holders
          4.1  Form of Convertible Promissory Note issued October 1998
          4.2 Form of Convertible Promissory Note issued between July and October, 1999
          4.3 Subscription Agreement for this Offering 5 Opinion of Law Offices of William B. Barnett*
10        Material Contracts
         10.1 Escrow Agreement with Santa Barbara Bank and Trust applicable to this Offering
         10.2  1999 Stock Incentive Plan
         10.3  Form of Officer and Director Indemnification Agreement
         10.4  Loan Restructure Agreement with Bison Development Fund, L.P.
         10.5  Stock Option granted to Bison Development Fund, L.P.

         10.6 Employment Agrement dated November 1, 1998 between Roex and Rodney H. Burreson
         10.7 Royalty Agreement dated July 23, 1996 between Roex and Dennis F. Gibson
23        Consents of Experts and Counsel
          23.1  Consent of Law Offices of William B. Barnett (filed as part of
                Exhibit 5 hereto)*
          23.2  Consent of Stonefield, Josephson, Inc.


*    To be filed by amendment



ITEM 28. UNDERTAKINGS.

The undersigned registrant undertakes:

         (1) To provide at the initial closing and each subsequent interim closing of this offering stock certificates in such denominations and registered in such names so as to permit our prompt delivery of the certificates to the investors participating in such closing.

         (2) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed is part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the Small Business Issuer under Rule 424(b)(1)(4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to  reflect  in the  prospectusany  facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the information statement;

              (iii) to include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 6, 2000.


                                   ROEX, INC.


                           By:/s/ RODNEY H. BURRESON
                                  -------------------------------------------
                                  Rodney H. Burreson, Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney H. Burreson, Derek Burreson and each of them, such person's true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act, which relates to this Registration Statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      NAME
      DATE                                        TITLE
--------------------          --------------------------------------------------

/s/ RODNEY H. BURRESON             Chairman of the Board and Chief Executive
    ---------------------          Officer
    Rodney H. Burreson
    March 6, 2000

/s/ DEREK BURRESON                 Chief Operating Officer, Secretary and
    ---------------------          Director
    Derek Burreson
    March 6, 2000


/s/ PETER WEBER                   Chief Financial Officer (Principal Financial
    ----------------------        and Accounting  Officer)
    Peter Weber
    March 6, 2000


/s/ ROBERT STUCKELMAN             Director
    ----------------------------
    Robert Stuckelman
    March 6, 2000


/s/ WILLIAM B. BARNETT            Director
    ----------------------------
    William B. Barnett
    March 6, 2000


/s/ SHRI K. MISHRA                Director
    --------------------------
    Shri K. Mishra, M.D., M.S.
    March 6, 2000